UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Ashford Hospitality Trust, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 19, 2009

To the stockholders of ASHFORD HOSPITALITY TRUST, INC.:

The annual meeting of stockholders of Ashford Hospitality Trust, Inc., a Maryland corporation, will be held at the Embassy Suites Hotel, 14021 Noel Road, Dallas, Texas on May 19, 2009 beginning at 10:00 a.m., Central time, for the following purposes:

(i) To elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

(ii) To ratify the appointment of Ernst & Young LLP, a national public accounting firm, as our independent auditors for the fiscal year ending December 31, 2009;

(iii) To vote on a single stockholder proposal on which our board of directors has unanimously recommended a vote against; and

(iv) To transact any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

Stockholders of record at the close of business on March 10, 2009 will be entitled to notice of and to vote at the annual meeting of stockholders. It is important that your shares be represented at the annual meeting of stockholders regardless of the size of your holdings. Whether or not you plan to attend the annual meeting of stockholders in person, please vote your shares by signing, dating and returning the enclosed proxy card as promptly as possible. A postage-paid envelope is enclosed if you wish to vote your shares by mail. If you hold shares in your own name as a holder of record and vote your shares by mail prior to the annual meeting of stockholders, you may revoke your proxy by any one of the methods described herein if you choose to vote in person at the annual meeting of stockholders. Voting promptly saves us the expense of a second mailing.

By order of the board of directors,

David A. Brooks
Secretary

14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
April 17, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2009.

The company’s Proxy Statement for the 2009 Annual Meeting of Stockholders, the Annual Report to Stockholders for the fiscal year ended December 31, 2008 and the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at www.ahtreit.com and www2.snl.com/IR
WebLinkX/GenPage.aspx?IID=4088185&GKP=1073743126.

ASHFORD HOSPITALITY TRUST, INC.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 19, 2009

This proxy statement, together with the enclosed proxy, is solicited by and on behalf of the board of directors of Ashford Hospitality Trust, Inc., a Maryland corporation, for use at the annual meeting of stockholders to be held at the Embassy Suites Hotel, 14021 Noel Road, Dallas, Texas on May 19, 2009 beginning at 10:00 a.m., Central time. The board of directors is requesting that you allow your shares to be represented and voted at the annual meeting of stockholders by the proxies named on the enclosed proxy card. “We,” “our,” “us,” “Ashford,” and the “company” each refers to Ashford Hospitality Trust, Inc. This proxy statement and accompanying proxy will first be mailed to stockholders on or about April 17, 2009.

At the annual meeting of stockholders, action will be taken to:

•	elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

•	ratify the appointment of Ernst & Young LLP, a national public accounting firm, as our independent auditors for the fiscal year ending December 31, 2009;

•	vote on a single stockholder proposal on which our board of directors has unanimously recommended a vote against; and

•	transact any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this proxy statement contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, our business and investment strategy, our understanding of our competition, current market trends and opportunities, and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of our control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K, and from time to time, in Ashford’s other filings with the Securities and Exchange Commission.

The forward-looking statements included in this proxy statement are only made as of the date of this proxy statement. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our board of directors. In addition to the solicitation of proxies by use of the mail, officers and other employees of Ashford may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We also intend to request persons holding shares of our common stock in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so. We will bear the expense of soliciting proxies for the annual meeting of stockholders, including the cost of mailing.

We have retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. Georgeson will receive a base fee of $10,000 plus out-of-pocket expenses.

Voting Securities

Our outstanding voting equity securities include shares of our common stock and shares of our Series B-1 Cumulative Convertible Redeemable Preferred Stock (“Series B-1 Preferred Stock”). Each share of common stock and each share of Series B-1 Preferred Stock entitles the holder to one vote. As of March 10, 2009 there were 77,609,808 shares of common stock and 7,447,865 shares of Series B-1 Preferred Stock, outstanding and entitled to vote together as a single class. Only stockholders of record at the close of business on March 10, 2009 are entitled to vote at the annual meeting of stockholders or any adjournment of the annual meeting.

Voting

If you hold your common stock or Series B-1 Preferred Stock in your own name as a holder of record, you may instruct the proxies to vote your common stock or Series B-1 Preferred Stock by signing, dating and mailing the proxy card in the postage-paid envelope provided. You may also vote your common stock or Series B-1 Preferred Stock in person at the annual meeting of stockholders.

If your common stock or Series B-1 Preferred Stock is held on your behalf by a broker, bank or other nominee, you will receive instructions from them that you must follow to have your common stock or Series B-1 Preferred Stock voted at the annual meeting of stockholders.

Counting of Votes

A quorum will be present if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the annual meeting of stockholders. If you have returned valid proxy instructions or if you hold your shares in your own name as a holder of record and attend the annual meeting of stockholders in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting of stockholders may be adjourned by the vote of a majority of the shares represented at the annual meeting until a quorum has been obtained.

The affirmative vote of a plurality of the shares of our outstanding voting equity securities cast at the annual meeting of stockholders is required to elect each nominee to our board of directors. The affirmative vote of a majority of our outstanding voting equity securities present and voting is required to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2009. The affirmative vote of a majority of the shares of our outstanding voting equity securities is required to authorize an amendment to our bylaws. For any other matter, unless otherwise required by Maryland or other applicable law, the affirmative vote of a majority of our outstanding voting equity securities present and voting at the annual meeting of stockholders is required to approve the matter.

Abstentions, broker non-votes and withheld votes will have no effect on the outcome in the election of our board of directors or the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2009, but will have the effect of a vote against the proposal to amend our bylaws, unless, with respect to such proposal, over 50% of the shares of our outstanding voting equity securities entitled to vote as of the record date cast votes for the proposal, in which event abstentions, broker non-votes and withheld votes will have no effect on the result of the votes on such proposal.

Broker non-votes occur when a broker, bank or other nominee holding shares on your behalf votes the shares on some matters but not others. We will treat broker non-votes as (i) shares present and voting for quorum purposes, (ii) votes not cast in electing nominees to our board or ratifying the appointment of our independent registered public accounting firm, and (iii) votes against authorizing an amendment to our bylaws.

If you sign and return your proxy card without giving specific voting instructions, your shares will be voted FOR the nominees to our board of directors, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2009 and AGAINST the amendment to our bylaws.

Right To Revoke Proxy

If you hold shares of common stock or Series B-1 Preferred Stock in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	notify our Secretary in writing before your shares of common stock or Series B-1 Preferred Stock have been voted at the annual meeting of stockholders;

•	sign, date and mail a new proxy card to Computershare Trust Company, N.A.; or

•	attend the annual meeting of stockholders and vote your shares of common stock or Series B-1 Preferred Stock in person.

You must meet the same deadline when revoking your proxy as when voting your proxy. See the “Voting” section of this proxy statement for more information.

If shares of common stock or Series B-1 Preferred Stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Multiple Stockholders Sharing the Same Address

The Securities and Exchange Commission (the “SEC”) rules allow for the delivery of a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to continue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.

If you hold shares of common stock or Series B-1 Preferred Stock in your own name as a holder of record, householding will not apply to your shares.

If you wish to request extra copies free of charge of any annual report, proxy statement or information statement, please send your request to Ashford Hospitality Trust, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas, 75254 or call (972) 490-9600. You can also obtain copies from our web site at www.ahtreit.com.

PROPOSAL NUMBER ONE — ELECTION OF DIRECTORS

One of the purposes of the annual meeting of stockholders is to elect directors to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Our board of directors is currently comprised of eight members; however, Mr. W.D. Minami notified us last year that he will resign effective as of the date of our 2009 annual meeting. Additionally, Mr. Charles P. Toppino informed us that he will not stand for re-election at the 2009 annual meeting, and accordingly, his tenure as a director will end as of the date of our 2009 annual meeting. Our chief executive officer has recommended Dr. Benjamin J. Ansell, M.D. to serve on our board of directors. Our nominating/corporate governance committee reviewed Dr. Ansell’s qualifications, conflicts of interest and ability to act on behalf of stockholders and has nominated Dr. Ansell to serve on our board of directors. Our board of directors has also voted to decrease the number of directors on our board to seven, effective as of the date of our 2009 annual meeting. Set forth below are the names, principal occupations, committee memberships, ages, directorships held with other companies, and other biographical data for the seven nominees for director, as well as the month and year each nominee was first elected as one of our directors. Also set forth below is the beneficial ownership of our shares of common stock as of March 10, 2009 for each nominee. This beneficial ownership figure does not necessarily demonstrate the nominee’s individual ownership. No nominee owns any shares of Series B-1 Preferred Stock. For a discussion of beneficial ownership, see the “Security Ownership of Management and Certain Beneficial Owners” section of this proxy statement. If any nominee becomes unable to stand for election as a director, an event that our board of directors does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our board of directors.

The board of directors recommends a vote FOR all nominees.

Nominees for Director

ARCHIE BENNETT, JR.
Chairman of the Board,
Ashford Hospitality Trust, Inc.

Member: Mezzanine Loan Investment Executive Committee

Director since May 2003
Shares of common stock
beneficially owned by Mr. Bennett: 4,730,442*
Age 71

Mr. Archie Bennett, Jr. was elected to the board of directors in May 2003 and has served as the Chairman of the board of directors since that time. He served as the chairman of the board of directors of Remington Hotel Corporation since its formation in 1992 and is currently chairman of Remington Holdings, LP, successor to Remington Hotel Corporation. Mr. Bennett started in the hotel industry in 1968. Since that time, he has been involved with hundreds of hotel properties. Mr. Bennett was a founding member of the Industry Real Estate Finance Advisory Council (“IREFAC”) of the American Hotel & Motel Association and served as its chairman for two separate terms.

MONTY J. BENNETT
Chief Executive Officer,
Ashford Hospitality Trust, Inc.

Member: Mezzanine Loan Investment Executive Committee

Director since May 2003
Shares of common stock
beneficially owned by Mr. Bennett: 4,567,082*
Age 43
Mr. Monty Bennett was elected to the board of directors in May 2003 and has served as the Chief Executive Officer since that time. Prior to January 2009, Mr. Bennett also served as our president. Mr. Bennett also serves as the Chief Executive Officer of Remington Holdings, L.P. Mr. Bennett joined Remington Hotel Corporation (predecessor to Remington Holdings, LP) in 1992 and has served in several key positions, such as President, Executive Vice President, Director of Information Systems, General Manager and Operations Director. Mr. Monty Bennett is the son of Mr. Archie Bennett, Jr.

*	Includes common units of our operating partnership, which are redeemable for cash or, at our option, convertible on a one-for-one basis into shares of our common stock. This number does not include long-term incentive partnership units in our operating partnership because such units have not yet achieved economic parity with the common units and are therefore not, at this time, either redeemable for cash or convertible into shares of our common stock.

BENJAMIN J. ANSELL, M.D. Founder, Director, Chairman of the Board, UCLA Executive Health Program Director Nominee Shares of common stock beneficially owned by Dr. Ansell: 97,990 Age 41
Dr. Ansell has been nominated to serve on the board of directors commencing with our 2009 annual meeting. Dr. Ansell is the founder of and currently Director and Chairman of the Board of the UCLA Executive Health Program, where he has been responsible for marketing and selling executive health program services to more than twenty Fortune 500 companies and 1,100 individual customers within the first five year of operations. Dr. Ansell is the founder and chairman of the board of the Cardiovascular Discovery Fund. Dr. Ansell is also a senior practice physician specializing in cardiovascular disease prevention and early detection strategies. Over the past 12 years, Dr. Ansell has acted as senior advisor to the pharmaceutical industry with respect to U.S. marketing, sales and branding strategies for cholesterol medication.

THOMAS E. CALLAHAN
Co-President and Chief Executive Officer,
PKF Consulting, Inc.

Member: Audit Committee

Director since December 2008
Shares of common stock
beneficially owned by Mr. Callahan: 0
Age 53

Mr. Callahan was elected to the board of directors in November 2008. Mr. Callahan is currently Co-President and Chief Executive Officer of PKF Consulting, Inc. a national real estate advisory firm specializing in the hospitality industry, with responsibility for the overall operations and management of the company. Prior to forming PKF Consulting, Inc., in 1992, Mr. Callahan was Deputy Managing Partner of Pannell Kerr Forster, an international public accounting firm specializing in the hospitality industry.

MARTIN L. EDELMAN
Of Counsel,
Paul, Hastings, Janofsky & Walker LLP

Chairman: Nominating/Corporate
Governance
Committee

Member: Mezzanine Loan Investment
Executive Committee

Director since August 2003
Shares of common stock
beneficially owned by Mr. Edelman: 336,958**
Age 67

Mr. Edelman was elected to the board of directors in August 2003 and has served on our board since that time. Since 2000, Mr. Edelman has served as Of Counsel to Paul, Hastings, Janofsky & Walker LLP. From 1972 to 2000, he served as a partner at Battle Fowler LLP. Mr. Edelman has been a real estate advisor to Grove Investors and is a partner at Fisher Brothers, a real estate partnership. He is a director of Capital Trust, Inc and Avis/Budget Group, Inc.

W. MICHAEL MURPHY
Executive Vice President,
First Fidelity Mortgage Corporation

Chairman: Compensation Committee
Member: Audit and Nominating/Corporate
Governance Committees

Director since August 2003
Shares of common stock
beneficially owned by Mr. Murphy: 35,600
Age 63
Mr. Murphy was elected to the board of directors in August 2003 and has served on our board since that time. Mr. Murphy also serves as Executive Vice President of the First Fidelity Mortgage Corporation. From 1998 to 2002 Mr. Murphy served as the Senior Vice President and Chief Development Officer of ResortQuest International, Inc., a public, NYSE-listed company. Prior to joining ResortQuest, from 1995 to 1997, he was President of Footprints International, a company involved in the planning and development of environmentally friendly hotel properties. From 1994 to 1996, Mr. Murphy was a Senior Managing Director of Geller & Co., a Chicago-based hotel advisory and asset management firm. Mr. Murphy has twice been Co-Chairman of IREFAC.

**	Includes common units of our operating partnership, which are redeemable for cash or, at our option, convertible on a one-for-one basis into shares of our common stock

PHILIP S. PAYNE
Chief Executive Officer,
Babcock & Brown Residential LLC

Chairman: Audit Committee
Member: Compensation Committee

Director since August, 2003
Shares of common stock
beneficially owned by Mr. Payne: 23,600
Age 57
Mr. Payne was elected to the board of directors in August 2003 and has served on our board since that time. Mr. Payne is currently the Chief Executive Officer of Babcock & Brown Residential LLC, a role he assumed in February 2007, when BNP Residential Properties, Inc., an AMEX-listed real estate investment trust of which Mr. Payne was Chairman, went private. Mr. Payne joined BNP Residential in 1990 as Vice President Capital Market Activities and became Executive Vice President and Chief Financial Officer in January 1993. He was named Treasurer in April 1995, a director in December 1997, and was elected Chairman in 2004. Mr. Payne maintains a license to practice law in Virginia. He is a member of the board of directors and chairman of the audit committee for Meruelo Maddux Properties, Inc., a NASDAQ Global Markets listed company that focuses on residential, industrial and commercial development in southern California.

BOARD OF DIRECTORS AND COMMITTEE MEMBERSHIP

Our business is managed through the oversight and direction of our board of directors. Members of our board of directors are kept informed of our business through discussions with the chairman of the board of directors, chief executive officer and other officers, by reviewing materials provided to them and by participating in meetings of our board of directors and its committees.

During the year ended December 31, 2008, our board of directors held five regular meetings and 12 special meetings. All directors standing for re-election attended, in person or by telephone, at least 75 percent of all meetings of our board of directors and committees on which such director served, held during the period for which such person was a director.

Attendance at Annual Meeting of Stockholders

In keeping with our corporate governance principles, directors are expected to attend the annual meeting of stockholders in person. All directors standing for re-election attended the 2008 annual meeting of stockholders, with the exception of Mr. Callahan who was appointed to the board of directors subsequent to the 2008 annual meeting of stockholders.

Board Member Independence

Section 303A.02 “Independence Tests” of the NYSE Listed Company Manual describes the requirements for a director to be deemed independent by the NYSE, including the requirement of an affirmative determination by our board of directors that the director has no material relationship with us that would impair independence. The full text of our board of director’s Corporate Governance Guidelines can be found in the Investor Relations section of our website at www.ahtreit.com by clicking “INVESTOR RELATIONS,” then “GOVERNANCE DOCUMENTS,” and then “Corporate Governance Guidelines.” In determining whether any of our director nominees has a material relationship with us that would impair independence, our board of directors reviewed both the NYSE Listed Company Manual requirements on independence as well as our own Guidelines. Our Guidelines provide that if any director receives more than $100,000 per year in compensation from the company, exclusive of director and committee fees, he or she will not be considered independent. Our board of directors has affirmatively determined that, with the exception of Messrs. Archie Bennett, Jr. and Monty J. Bennett who are our chairman of the board of directors and chief executive officer, respectively, all of the directors who served on our board of directors during 2008 as well as all directors nominated for election at the annual meeting are independent of Ashford and its management under the standards set forth in our Corporate Governance Guidelines and the NYSE listing requirements.

In making the independence determinations, our board of directors examined relationships between directors or their affiliates with Ashford and its affiliates including those reported below under the heading “Certain Relationships and Related Party Transactions” on page 37 and three additional transactions that did not rise to the level of a reportable related party transaction but were taken into consideration by our board of directors in making independence determinations. The first such transaction considered by the board involves Fisher Highland Mezz LLC, an entity in which Mr. Edelman holds a 16% passive member interest. Fisher Highland Mezz LLC holds a $10,000,000 participation interest in a $96,000,000 mezzanine loan that we hold in our joint venture with Prudential Real Estate Investors. The other transactions reviewed by the board involve our board nominee Dr. Ansell. Dr. Ansell is founder, director and chairman of the board of UCLA Executive Health Program, which received payments totaling $14,721 from us for medical services provided to officers of the company in 2007 and 2008, which included payments of $5,773 and $8,948 in 2007 and 2008, respectively. Additionally, Dr. Ansell holds a 5.4% limited partnership interest in Seguin Land Investments, LP, a limited partnership in which both Messrs. Archie and Monty Bennett are also limited partners and Mr. Archie Bennett owns 100% equity interest in the general partner. Our board determined that neither these transactions nor the success fee paid to first Fidelity Mortgage Corporation described in “Certain Relationships and Related Party Transactions” impaired the independence of the directors or director nominee involved. As a result of our board’s analysis and independence determinations, our board of directors is comprised of a majority of independent directors, as required in Section 303A.01 of the NYSE Listed Company Manual. Any reference to an independent director herein infers compliance with the NYSE independence tests.

Board Committees and Meetings

Historically, the standing committees of our board of directors have been the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found in the Investor Relations section of our website at www.ahtreit.com by clicking “INVESTOR RELATIONS” and then “GOVERNANCE DOCUMENTS.” Additionally, in 2008, our board of directors established a mezzanine loan investment executive committee. This committee was formed for the purpose of reviewing, evaluating and approving possible mezzanine loan originations, acquisition or participations but, because of the limited nature of the committee’s duties, it does not have a charter. The committee members who served in 2008 are identified in the table below, and a description of the principal responsibilities of each committee follows.

			Nominating/Corporate	Mezzanine Loan
	Audit	Compensation	Governance	Investment

Archie Bennett, Jr.				Chair
Monty J. Bennett				X
Thomas E. Callahan	X
Martin L. Edelman			Chair	X
W.D. Minami	X
W. Michael Murphy	X	Chair	X
Philip S. Payne	Chair	X
Charles P. Toppino		X		X

The audit committee was composed of three independent directors until November 2008 when Mr. Callahan became a director and was appointed to the audit committee, at which time the audit committee had four independent directors. With Mr. Minami’s resignation, effective as of the date of the 2009 annual meeting, the audit committee will again be comprised of three independent directors. The audit committee met six times during 2008. This committee’s purpose is to provide assistance to our board of directors in fulfilling their oversight responsibilities relating to:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence; and

•	The performance of our internal audit function and independent auditors.

Our board of directors has determined that each of Messrs. Payne, Minami and Callahan are “audit committee financial experts,” as defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended and that Mr. Murphy is financially literate.

The compensation committee, composed of three independent directors, met seven times during 2008. This committee’s purpose is to:

•	Discharge responsibilities of the board of directors relating to compensation of our executives;

•	Review and discuss with management the Compensation Discussion and Analysis and recommend to the board of directors its inclusion in our proxy statement or annual report on Form 10-K;

•	Produce an annual report on executive compensation for inclusion in our proxy statement; and

•	Oversee and advise the board of directors on the adoption of policies that govern our compensation programs, including stock and benefit plans.

The nominating/corporate governance committee, composed of two independent directors, met three times during 2008. This committee’s purpose is to:

•	Identify individuals qualified to become members of our board of directors;

•	Recommend that our board of directors select the director nominees for the next annual meeting of stockholders;

•	Identify and recommend candidates to fill vacancies occurring between annual stockholder meetings; and

•	Develop and implement our Corporate Governance Guidelines.

The mezzanine loan investment executive committee, composed of four directors, met once during 2008. This committee’s purpose is to:

•	Review, evaluate and approve, for and on behalf of the board of directors, mezzanine loan originations, acquisitions or participations secured, directly or indirectly, by hotel properties or equity interests therein, subject to a $10,000,000 maximum investment for any single mezzanine loan transaction or a $50,000,000 maximum aggregate investment, determined on a cumulative basis between board of directors’ meetings; and

•	Make recommendations to the board of directors on any such investments that exceed the thresholds described above.

Additionally, in 2008, the board appointed a temporary special committee to assess a potential related party transaction. The committee was composed of three independent directors, met nine times during 2008 and has since dissolved. Messrs Minami, Murphy and Payne served on this special committee, with Mr. Murphy serving as the chairman.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, Messrs. Murphy, Payne and Toppino served on our compensation committee. No member of the compensation committee was at any time during fiscal 2008 or at any other time an officer or employee of the company. No executive officer of the company has served on the board of directors or compensation committee of any other entity that has had one or more executive officers who served as a member of our board of directors or the compensation committee during fiscal 2008.

No member of the compensation committee, other than Mr. Murphy, had any relationship with the company requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Party Transactions” of this proxy statement. Pursuant to an agreement for certain debt placement services between us and First Fidelity Mortgage Corporation, a company of which Mr. Murphy is an executive vice president, we paid First Fidelity Mortgage Corporation a $400,000 success fee for the placement of senior debt financing in connection with a $60,800,000 loan we obtained from Pacific Life Insurance Company on February 20, 2009 secured by the Marriott Crystal Gateway hotel. First Fidelity paid $100,000 of the success fee to Mr. Murphy, as additional compensation. The Marriott Capital Gateway loan accrues interest at LIBOR plus 4.0% and no principal payments are due until maturity, on February 20, 2012. As of April 15, 2009 the outstanding principal balance for this loan remains $60,800,000, and we have made $302,507 in interest payments since the inception of the loan in February 2009.

Board Member Compensation

The table below reflects the compensation we paid to each of our non-employee directors, other than the chairman of the board, for serving on our board of directors for the fiscal year ending December 31, 2008. The compensation paid to our chairman is reflected in the tables following the Compensation Discussion & Analysis below. Our chief executive officer does not receive additional compensation for his service as a director.

Director Compensation

	Fees Earned or	Stock
Name	Paid in Cash	Awards(1)	Total

Martin L. Edelman	$48,000	$18,432	$64,432
W.D. Minami	83,500	18,432	101,932
W. Michael Murphy	125,500	18,432	143,932
Philip S. Payne	120,500	18,432	138,932
Charles P. Toppino	61,000	18,432	79,932
Thomas E. Callahan	2,500	—	2,500

(1)	Each independent director, other than Mr. Callahan, was granted 3,200 stock awards in 2008. These stock awards had a fair market value on the date of grant equal to $18,432 and vested immediately. As a result, the expense recognized for financial reporting purposes for these stock awards in 2008, in accordance with FAS 123R, was equal to the fair market value of the common stock on the date of grant.

During 2008, the compensation of our non-employee directors, other than our chairman, consisted of the following elements:

•	An annual board retainer of $35,000 for independent directors who did not serve as the chairman of one of our committees;

•	An annual board retainer of $60,000 for the chairman of our audit committee;

•	An annual board retainer of $50,000 for the chairman of our compensation committee;

•	A special award of $25,000 to each member of our special committee except the chairman of the special committee, who received a special award of $35,000;

•	An annual grant of 3,200 immediately vested shares of our common stock to each independent director;

•	A meeting fee of $2,000 for each in-person board meeting attended by an independent director;

•	A meeting fee of $2,000 for each in-person committee meeting attended by an independent director who did not serve as the chairman of such committee;

•	A meeting fee of $3,000 for each in-person committee meeting attended by an independent director who serves as the chairman of such committee; and

•	A meeting fee of $500 for each board or committee meeting attended by a director via teleconference.

During 2008, our non-executive chairman’s compensation consisted of the following elements:

•	An annual retainer of $300,000;

•	A grant of 145,000 LTIP units;

•	A meeting fee of $3,000 for each board meeting that he attended in person and a meeting fee of $2,000 for each committee meeting that he attended in person; and

•	A meeting fee of $500 for each board or committee meeting that he attended via teleconference.

In addition, we have historically reimbursed and will continue to reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the board of directors.

Our board has approved an equity compensation policy for our directors pursuant to which, following each annual meeting of stockholders at which an independent director is reelected to our board of directors, each such independent director will receive 3,200 shares of our common stock. These stock grants will be fully vested immediately. In accordance with this policy, we granted 3,200 shares of fully vested common stock to each of our independent directors in June 2008, other than to Mr. Callahan who did not become a director until November 2008.

In addition to the equity compensation granted to our independent directors, in March 2008, we granted 145,000 equity securities to our chairman, which he elected to receive in the form of special limited partnership units in our operating partnership, sometimes referred to as “LTIP units,” with vesting over four and one-half years on September 1st of each year beginning September 1, 2008 (10%, 15%, 15%, 15%, 45%), based on his contributions to the integration of key transactions initiated during 2007, most specifically the CNL transaction. Additionally, in April 2009, we granted our chairman 129,500 additional equity securities, which he elected to receive in the form of restricted stock, with three year vesting. This award was based, in part, on his leadership role on the board during 2008.

In recognition of the more dynamic environment for director compensation, the board reviews compensation levels for directors at our core peer companies and selected supplemental peer companies and other data on trends in director compensation periodically and considers and implements changes to the program only as needed.

CORPORATE GOVERNANCE PRINCIPLES

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the New York Stock Exchange (the “NYSE”) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. We maintain a corporate governance section on our website which includes key information about our corporate governance initiatives including our Board of Director Guidelines, charters for the committees of our board of directors, our Code of Business Conduct and Ethics and our Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The corporate governance section can be found on our website at www.ahtreit.com by clicking “INVESTOR RELATIONS” and then “GOVERNANCE DOCUMENTS.”

Each director should perform, to the best of his ability, the duties of a director, including the duties as a member of a committee of our board of directors in good faith; in our best interests and the best interests of our stockholders; and with the care that an ordinarily prudent person in a like position would use under similar circumstances. This duty of care includes the obligation to make, or cause to be made, an inquiry when, but only when, the circumstances would alert a reasonable director to the need thereof. Directors are expected to attend all meetings of our board of directors and meetings of committees on which they serve. Directors are also expected to attend the annual meeting of stockholders.

Our nominating/corporate governance committee is responsible for seeking, considering and recommending to the board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the nominating/corporate governance committee’s selection criteria for director nominees. Before recommending an incumbent, replacement or additional director, our nominating/corporate governance committee reviews his or her qualifications, including personal and professional integrity, capability, judgment, availability to serve, conflicts of interest, ability to act on behalf of stockholders and other relevant factors. It reviews and makes recommendations on matters involving general operation of the board of directors and our corporate governance, and it annually recommends to the board of directors nominees for each committee of the board. In addition, our nominating/corporate governance committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board. Our nominating/corporate governance committee has the sole authority to retain and terminate any search firm to be used to identify director candidates. Stockholders wishing to recommend director candidates for consideration by the committee can do so by following the procedures set forth below in the “Stockholder Procedures for Recommending Candidates for Director” section of this proxy statement. The nominating/corporate governance committee evaluates a candidate using the criteria set forth above without regard to who nominated the candidate and will consider candidates recommended by stockholders provided that stockholders follow the procedure for submitting recommendations.

Our board of directors does not prohibit its members from serving on boards and/or committees of other organizations, and our board of directors has not adopted guidelines limiting such activities. The nominating/corporate governance committee and our board of directors will take into account the nature of, and time involved in, a director’s service on other boards when evaluating the suitability of individual directors and when making its recommendations for inclusion in the slate of directors to be submitted to stockholders for election at the annual meeting of stockholders.

Upon attaining the age of 75 and annually thereafter, as well as when a director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the board, a director will tender a letter of proposed retirement or resignation, as applicable, from our board of directors to the chairperson of our nominating/corporate governance committee. Our nominating/corporate governance committee will review the director’s continuation on our board of directors, and recommend to the board whether, in light of all the circumstances, our board should accept such proposal or request that the director continue to serve.

If the chief executive officer resigns from his position with Ashford, he will tender to our board of directors a letter of proposed resignation from the board. Our nominating/corporate governance committee will review the director’s continuation on our board of directors, and recommend to the board whether, in light of all the circumstances, our board of directors should accept such proposed resignation or request that the director continue to serve.

When a director’s principal occupation or business association changes substantially from the position he held when originally invited to join our board of directors, the director will tender a letter of proposed resignation from the board to the chairperson of our nominating/corporate governance committee. Our nominating/corporate governance committee will review the director’s continuation on our board of directors, and recommend to the board whether, in light of all the circumstances, the board should accept such proposed resignation or request that the director continue to serve.

OTHER GOVERNANCE INFORMATION

Stockholder Procedures for Recommending Candidates for Director

Stockholders who wish to recommend individuals for consideration by the nominating/corporate governance committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our secretary at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. For the committee to consider a candidate, submissions must include sufficient biographical information concerning the recommended individual, including name, age, employment history, a description of each employer’s business that includes employer names and phone numbers, affirmation of whether such individual can read and understand basic financial statements and a list of board memberships the candidates holds, if any. The secretary will, in turn, deliver any stockholder recommendations for director candidates prepared in accordance with our bylaws to our nominating/corporate governance committee. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the board of directors and to serve if elected by the stockholders. Once a reasonably complete recommendation is received by our nominating/corporate governance committee, a questionnaire will be delivered to the recommended candidate which will request additional information regarding the recommended candidate’s independence, qualifications and other information that would assist our nominating/corporate governance committee in evaluating the recommended candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. The recommended candidate must return the questionnaire within the timeframe provided to be considered for nomination by our nominating/corporate governance committee. Only recommendations received between December 18, 2009 and January 17, 2010 will be considered for candidacy at the 2010 annual meeting of stockholders.

Stockholder and Interested Party Communication with our Board of Directors

Stockholders and other interested parties who wish to contact any of our directors either individually or as a group may do so by writing to them c/o David A. Brooks, Corporate Secretary, Ashford Hospitality Trust, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. Stockholders’ and other interested parties’ letters are screened by company personnel based on criteria established and maintained by our nominating/corporate governance committee, which includes filtering out improper or irrelevant topics such as solicitations.

Meetings of Non-Management Directors

Our board of directors will have at least two regularly scheduled meetings per year for the non-management directors without management present. In 2009, the non-management directors met twice, and the special committee, composed of three independent directors met nine times. At these meetings, the non-management directors will review strategic issues for our board of directors’ consideration, including future agendas, the flow of information to directors, management progression and succession, and our corporate governance guidelines. The non-management directors have determined that the chairman of our nominating/corporate governance committee, currently Mr. Edelman, will preside at such meetings. The presiding director is responsible for advising the chief executive officer of decisions reached and suggestions made at these meetings. The presiding director may have other duties as determined by the directors. These meetings may also constitute meetings of our nominating/corporate governance committee, with any non-management directors who are not members of such committee attending by invitation. Stockholders may communicate with the presiding director or non-management directors as a group by utilizing the communication process identified in the “Stockholder and Interested Party Communication with our Board of Directors” section of this proxy statement. If non-management directors include a director that is not an independent director, then at least one of the scheduled meetings should include only independent directors.

Director Orientation and Continuing Education

Our board of directors and senior management conduct a comprehensive orientation process for new directors to become familiar with our vision, strategic direction, core values including ethics, financial matters, corporate governance practices and other key policies and practices through a review of background material and meetings with senior management. Our board of directors also recognizes the importance of continuing education for directors and is committed to provide such education in order to improve both our board of directors and its committees’ performance. Senior management will assist in identifying and advising our directors about opportunities for continuing education, including conferences provided by independent third parties.

EXECUTIVE OFFICERS

The following table shows the names and ages of each of our current executive officers and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

	Age	Title

Monty J. Bennett	43	Chief Executive Officer
David J. Kimichik	48	Chief Financial Officer and Treasurer
Douglas A. Kessler	48	President
David A. Brooks	49	Chief Operating Officer, General Counsel and Secretary
Mark L. Nunneley	51	Chief Accounting Officer*
Alan L. Tallis	62	Executive Vice President, Asset Management

*	Mr. Nunneley also served as acting Chief Financial Officer for a portion of 2008, on a temporary basis, during the hospitalization of Mr. Kimichik.

For a description of the business experience of Mr. Monty Bennett, see the “Election of Directors” section of this proxy statement.

Mr. Kimichik has served as our Chief Financial Officer from May 2003. Additionally from May 2003 through December 2007, he served as Head of Asset Management. Mr. Kimichik has been associated with the Remington Hotel Corporation principals for the past 25 years and was President of Ashford Financial Corporation, an affiliate of ours, from 1992 until August 2003. Mr. Kimichik previously served as Executive Vice President of Mariner Hotel Corporation, an affiliate of Remington Hotel Corporation, in which capacity he administered all corporate activities, including business development, financial management and operations.

Mr. Kessler has served as our President since January 2009. Prior to being appointed President, Mr. Kessler served as our Chief Operating Officer and Head of Acquisitions, beginning in May 2003. From July of 2002 until August 2003, Mr. Kessler served as the managing director/chief investment officer of Remington Hotel Corporation. Prior to joining Remington Hotel Corporation in 2002, from 1993 to 2002, Mr. Kessler was employed at Goldman Sachs’ Whitehall Real Estate Funds, where he assisted in the management of more than $11 billion of real estate (including $6 billion of hospitality investments) involving over 20 operating partner platforms worldwide. During his nine years at Whitehall, Mr. Kessler served on the boards or executive committees of several lodging companies, including Westin Hotels and Resorts and Strategic Hotel Capital. Mr. Kessler co-led the formation of Goldman Sachs’ real estate investment management operations in France.

Mr. Brooks has served as our Chief Operating Officer, General Counsel and Secretary since January 2009. Prior to assuming that role, he served as our Chief Legal Officer, Head of Transactions and Secretary. He served as Executive Vice President and General Counsel for Remington Hotel Corporation and Ashford Financial Corporation from January 1992 until August 2003. Prior to joining Remington Hotel Corporation, Mr. Brooks served as a partner with the law firm of Sheinfeld, Maley & Kay.

Mr. Nunneley has served as our Chief Accounting Officer since May 2003. From 1992 until 2003, Mr. Nunneley served as Chief Financial Officer of Remington Hotel Corporation. He previously served as tax consultant at Arthur Andersen & Company and as a tax manager at Deloitte & Touche. Mr. Nunneley is a certified public accountant and is a member of the American Institute of Certified Public Accountants, Texas Society of CPAs and Dallas Chapter of AICPAs.

Mr. Tallis became our Executive Vice President in March 2008, after serving in an advisory capacity for us in our asset management area since July 2007. From June 2006 until May 2007, Mr. Tallis served as a senior advisor to Blackstone Real Estate Advisors following their acquisition of La Quinta Corporation. From July 2000 until May 2006, Mr. Tallis served in various positions with La Quinta Corporation, most recently serving as President and Chief Development Officer of LQ Management LLC and President of La Quinta Franchising LLC. Prior to joining La Quinta Corporation, Mr. Tallis held various positions with Red Roof Inns, Inc., including serving as General Counsel and Executive Vice President-Development, from 1994 until 1999.

COMPENSATION DISCUSSION & ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers (including our chairman, chief executive officer, chief financial officer, former acting chief financial officer and the three other most highly compensated executive officers appearing in the Summary Compensation Table) in 2008 should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement. Although the chairman of our board is a non-executive chairman, we have elected to include discussion of the material terms of his compensation where appropriate in this section and the tables that follow. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized below.

Overview

We are a self-administered real estate investment trust listed on the NYSE (symbol: AHT) that invests in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, “B” note mortgages, mezzanine loans and sale-leaseback transactions. The company implements two strategies to manage its growth and deliver stockholder value: a “portfolio management investment strategy” and an “internal growth strategy.”

Our portfolio management investment strategy seeks to maximize stockholder returns while minimizing performance risk. Investments must meet targeted return requirements utilizing market research underwriting assumptions. Each investment is then evaluated on its relative expected contribution to our hotel portfolio in terms of total return, volatility, product type or brand, asset quality, asset location and diversification. In the current economic environment, particularly within the hotel industry, our capital allocation priorities have shifted to preserving capital, enhancing liquidity and consummating opportunistic capital stock repurchases.

During 2008, we have taken numerous steps to improve liquidity, enhance senior debt covenant compliance, reduce interest expense, and lengthen debt maturities. Our senior management team took the lead in making difficult, but necessary, decisions to protect shareholders from the potential risks of a prolonged economic downturn and to ensure that the company is well-positioned for a future recovery in our industry. As a result, we finished 2008 with $437 million in hotel sales with a trailing 12-month net operating income capitalization rate averaging 6.6%.

Additionally, in 2008, we modified our debt strategy to take advantage of the historic correlation between LIBOR and RevPAR in a swap transaction in which we swapped $1.8 billion of existing fixed-rate debt for floating rate debt. We subsequently bought down the floor of this transaction from a LIBOR rate of 1.25% to 0.75%. Combined, these transactions resulted in interest savings of approximately $10 million during 2008. We also initiated early discussions with our lenders in connection with our primary credit facility, which led to modifications that reduced our fixed charge coverage ratio covenant while adjusting the commitment level, leverage ratio and grid pricing. As one of the conditions to our credit facility modifications, we suspended our common stock dividend effective with the fourth quarter of 2008. While that was a difficult decision, we believe it was necessary to position us for long term success. We continued our proactive efforts into early 2009 by completing a $60.8 million refinancing of the Marriott Crystal Gateway in February 2009 and a $7.0 million loan secured by the Residence Inn, Jacksonville, Florida in March 2009. The Marriott Crystal Gateway loan is held by a major life insurance company and the terms include a spread of LIBOR + 400 basis points for three years, with two 1-year extensions. The Residence Inn Jacksonville loan is held by a bank and the terms include interest at the greater of 6.0% or prime plus 1.0%, with payments of principal and interest based on a 25-year amortization and a 25-year term. We received approximately $19 million of excess funds from these loans.

Given returns relative to other uses of capital, we have used our excess capital on a disciplined and limited basis for repurchases of our common and preferred stock. While we are currently focused on preserving capital and enhancing liquidity, the core objectives of our portfolio management investment strategy remain to increase value, dividends and dividend coverage through prudent capital allocations and an efficient capital structure.

Our internal growth strategy utilizes a variety of techniques to maximize hotel performance and capital reinvestment. Each of our investments typically involves one or more of the following strategies: hotel brand change, price segment repositioning, capital expenditure upgrade, margin improvement through expense controls, outsized market recovery, initial high yield or capital reinvestment through the sale of non-core assets. The goals of our internal growth strategy in the current economic environment include achieving better than industry revenue per available room (RevPAR) performance and preserving operating margins through aggressive cost cutting and asset management. At an early stage in the current economic industry downturn, we prepared and implemented aggressive asset management plans for our third party and brand managers, which include aggressive cost saving measures. We continue to pursue cost saving measures and seek more efficient operations as a high priority. For 2008, proforma RevPAR was down approximately 2%, which is comparable to the industry-wide RevPAR decline of approximately 2%, and our operating margins were down 58 basis points compared to 2007.

In light of these factors, the following compensation decisions were made with respect to 2008 (each of which is discussed in detail under the heading “Elements of Compensation”):

•	Only one executive officer, Mr. Kimichik, received an increase in base salary from 2007 to 2008, which reflected the Committee’s desire to bring his base salary more in line with the other named executive officers;

•	Only one executive officer, Mr. Brooks, received an increase in base salary from 2008 to 2009, which reflected his continued individual development and his additional responsibilities as the company’s chief operating officer;

•	2008 annual bonuses (paid in 2009) were significantly less than bonuses paid with respect to 2007, and in most cases, fell at the low end or below the low end of the targeted range of bonus payments;

•	Named executive officers did not receive regular grants of equity in 2008 (with respect to 2007 performance); rather, they received a special one-time equity award with respect to the significant acquisition and integration of the $2.4 billion CNL portfolio; and

•	Equity awards made in 2009 (with respect to 2008 performance) were significantly reduced in value, in alignment with the decline in shareholder value, and strictly limited as to the number of shares awarded.

We believe it is prudent to continually modify our investment philosophy during the course of performance cycles rather than adhere to an inflexible strategy. As a result of this approach, our compensation programs must be reflective of company performance and actions that we deem to be critical to our long-term growth and profitability, and our compensation programs must also be flexible so that they remain aligned with the targets and goals critical to the company in any given year.

Compensation Objectives & Philosophy

We believe that the compensation paid to our executive officers should be reflective of the overall performance of our company on both a short-term and a long-term basis. The cumulative compensation packages we offer should reward past successes as well as motivate and retain the executives needed to maximize the creation of long-term stockholder value in a competitive environment. Most of our management team has been working together for almost twenty years, and the company believes that the synergies among the management team, along with their cumulative knowledge and breadth of experience, was a key factor in the company’s exponential growth since its inception, prior to the current economic downturn that has negatively affected us along with our entire industry. We believe that retention of our key executives, who have the knowledge and experience to effectively manage the business through a turbulent and challenging economic environment, is particularly important for the company’s long-term success. The company believes that as the current business environment improves, the company’s public reporting peers (discussed below), as well as private equity investors, investment banks and real estate development companies will begin aggressively seeking seasoned hospitality investment professionals with the expertise held by our named executive officers. The company’s compensation programs are designed in part to deflect the opportunities that are, or may soon become, available in these competitive spheres. The compensation committee believes that the uniqueness of our business, our strategic direction and the required caliber of employees needed to execute our business strategy at different points in the cycle require that each element of compensation be determined giving due consideration to each of the following factors:

•	Overall company performance;

•	Responsibilities within our company;

•	Contributions toward executing our business strategy;

•	Completion of individual business objectives (which objectives may vary greatly from person to person);

•	Amount and form of prior compensation; and

•	Competitive market benchmark information, as available.

Our compensation committee believes that each of the above factors is important when determining our executives’ individual compensation levels, but no specific weighting or formula regarding such factors is used in determining compensation. The compensation committee also considers the company’s philosophy of prudently managing investment and enterprise risk in determining the appropriate balance of performance measures and the mix of compensation elements

Role of the Compensation Committee

Compensation for our executive officers is administered under the direction of our compensation committee. In its role as the administrator of our compensation programs, our compensation committee recommends the compensation of our named executive officers to the board, with the independent members of the board ultimately approving all executive compensation decisions. A full description of the compensation committee’s roles and responsibilities can be found in its charter which is posted to our website at www.ahtreit.com.

Since March 2007, the compensation committee has directly retained the services of Pearl Meyer & Partners to provide assistance with the preparation of this compensation discussion and analysis, and periodically conduct a market benchmarking evaluation for our named executive officers, provide advice regarding executive contracts, present updates on trends in executive and non-employee director compensation and assist the compensation committee in the review and development of compensation programs that will reflect the challenges of operating a larger company in an investment climate that may subject the company to unpredictable business cycles. Pearl Meyer & Partners does not perform services other than executive and director compensation consulting for the company, and performs such services only on behalf of and at the direction of the compensation committee. In carrying out its responsibilities, Pearl Meyer & Partners periodically works with members of management, including the chief executive officer.

Interaction with Management

Our compensation committee regularly meets in executive sessions without management present. Executives generally are not present during compensation committee meetings, except, when requested, our chief executive officer does attend all or part of certain compensation committee meetings. Our chief executive officer, considering each of the factors outlined above, annually reviews the compensation for each named executive officer and makes recommendations to our compensation committee regarding any proposed adjustments. Recommendations, if any, for interim modifications to salaries are also based on the factors outlined above and are made by the chief executive officer to the compensation committee. Final compensation decisions are ultimately made in the sole discretion of the compensation committee and approved by the independent directors of the Board.

Benchmarking

Compensation levels for our named executive officers are determined based on a number of factors, including the compensation levels in the marketplace for similar positions. In the past, the compensation committee has periodically reviewed compensation data for the following six companies, which we refer to as “core peer companies” that were selected based on similarity to us in function, size and scope, as well as five “supplemental peer companies.” However, all of the supplemental peer companies (except for Hospitality Properties Trust) have gone private since 2006. The compensation committee will continue to review the list of core peer companies and consider whether additions or deletions to the list may be appropriate.

Core Peer Companies

DiamondRock Hospitality Co.
FelCor Lodging Trust Inc.
Host Hotels & Resorts Inc,
LaSalle Hotel Properties
Strategic Hotels & Resorts, Inc.
Sunstone Hotel Investors Inc.

In general, the compensation committee believes that the compensation levels for our private competitors are above that of publicly traded companies, and that private companies compete heavily, if not more than, the public peers for the type of executive talent we have on our management team. In addition, due to the company’s unique niche in the hotel-REIT sector, the compensation committee believes it would be inappropriate to use the compensation of executives of these public companies as its only basis for comparison. Given these limitations regarding the comparability of public market compensation data, the compensation committee periodically reviews the public market data, but places at least equal importance on the business judgment of the experienced industry professionals among the board members and a review of each executive’s compensation level relative to that of the other executives. Pearl Meyer & Partners assists the company in obtaining additional resources for private market compensation data.

In addition to considering public and private compensation data, the compensation committee must also consider the unique role that each of the named executive officers of the company holds in benchmarking compensation by position. Specifically, each of our named executive officers performs duties that are traditionally assigned to multiple senior officers in competitive companies. The chief financial officer, by way of example, has the role of performing pre-acquisition due diligence and underwriting of target assets and, until early 2008, also was responsible for asset management of acquired assets. The president is charged with capital markets activities and is also responsible for securing our investments and for identifying opportunities for joint ventures or other business partnerships. The chief operating officer is also the general counsel and has the mandate to negotiate the terms of, and close, all acquisition and disposition transactions and equity and debt financings. In addition, he is charged with the responsibility of managing our mezzanine loan portfolio and performing the normal duties associated with the office of the corporate secretary. The company’s unusual division of responsibilities has created a cohesive and extremely streamlined management system, which enables the company to operate with a smaller staff of senior executives, including the named executive officers, than would be expected of a company of our size and structure. Therefore, while the compensation committee considers available peer compensation data, it recognizes that important adjustments must be considered in setting benchmarks for each named executive officer.

Together with its consideration of the unique roles of each named executive officer, the compensation committee also considers the time commitment of the chief executive officer to the company in relation to his executive duties at Remington Holdings, LP and its affiliates. Based on its review, the compensation committee has determined that those business activities are generally beneficial to the company and, in accordance with the chief executive officer’s employment agreement, do not materially interfere with his duties to the company. Therefore, the committee follows a compensation philosophy for the chief executive officer that is comparable with the philosophy for the other named executive officers.

Because of the company’s unique business strategy, the company’s senior executives must demonstrate the financial acumen, decision-making and leadership abilities commonly required in other businesses such as financial services, investment management and private equity. Although the compensation committee does not benchmark the company’s executive compensation levels against those of senior executives in these business segments, we believe it is appropriate, in view of our objective to retain key senior executives, to consider the incentive plan design features and pay practices for these parallel, but distinct businesses.

Based on our review of the information available related to the compensation levels for executives in the public and private markets and in recognition of the exponential growth in assets achieved by the management team prior to the current economic downturn, the compensation committee targets total compensation opportunity in the top quartile for the public hotel REITs listed above. Actual total compensation may fall below or rise above the targeted level based on individual performance.

Elements of Compensation

In 2008, the primary elements of our executive compensation packages included: (i) base salaries; (ii) annual bonuses; (iii) restricted stock awards (including awards of limited partnership units in our operating partnership, or “LTIPs,”) and (iv) other executive programs and benefits. Each element is described in more detail below.

Base Salaries.  The base salaries of our named executive officers are reviewed on an annual basis. Any increases to the base salaries of the executive officers are based on a subjective evaluation of such factors as the level of responsibility, individual performance, level of pay of the executive in question and other similarly situated executives. In March 2008, the chief executive officer recommended to the compensation committee that no base salary increases should occur for the executive officers, other than for the chief financial officer. The compensation committee approved the following annual base salaries for 2008:

•	president and chief executive officer (Mr. Bennett for both positions in 2008) — $700,000

•	chief financial officer (Mr. Kimichik) — $375,000 ($25,000 increase, or 7.1%)

•	chief operating officer (Mr. Kessler in 2008) — $550,000

•	chief legal counsel (Mr. Brooks) — $375,000

•	chief accounting officer (Mr. Nunneley) — $275,000

•	executive vice president, asset management (Mr. Tallis) — $375,000 (effective March 31, 2008 upon creation of this position)

Only one named executive officer received an increase from 2007 to 2008, which reflected the compensation committee’s desire to bring Mr. Kimichik’s base salary more in line with the other named executive officers. The actual salary received by Mr. Kimichik, as noted in the summary compensation table, was $388,372, because of a $13,372 retroactive adjustment to his base salary for part of 2007.

In January 2009, Mr. Monty Bennett relinquished the title of president, and the board promoted Mr. Kessler to fill the position of president. Additionally, Mr. Brooks was promoted to the position of chief operating officer and general counsel. In connection with this promotion and in recognition of Mr. Brooks’ continued individual development, the chief executive officer recommended, and the board of directors approved, a salary increase to $425,000 for Mr. Brooks. There were no other salary adjustments for any of our named executive officers.

Annual Bonuses.  The compensation committee reviews and recommends annual bonuses for executive officers in March of the year following the fiscal year with respect to which such bonuses are earned. The employment agreements of each of the executive officers include a targeted bonus range for each executive officer. Annual bonus ranges are expressed as a percentage of base salary. The targeted range for each executive is set forth in an employment agreement, but the compensation committee has reserved the right to utilize its discretion to either pay a bonus above or below the targeted range based on a subjective evaluation of the executive’s individual performance and responsibilities. Mr. Bennett’s targeted annual bonus range is 75% to 125% of his base salary. Mr. Kimichik’s targeted annual bonus range is 30% to 90% of his base salary. Mr. Kessler’s targeted annual bonus range is 50% to 100% of his base salary. Mr. Brooks’ targeted annual bonus range in 2008 was 30% to 90% of his base salary but in connection with his promotion to chief operating officer and general counsel in January 2009, his targeted annual bonus range was adjusted to a range of 40% to 95% of his base salary for 2009. Mr. Tallis’ targeted annual bonus range is 30% to 90% of his base salary. Mr. Nunneley’s targeted annual bonus range is 20% to 60% of his base salary. The compensation committee generally intends to keep annual cash bonuses within the targeted ranges discussed above. Rather than providing additional upside in the form of annual cash bonuses, the compensation committee favors an emphasis on long-term incentive awards to create an ownership culture and provide an upside opportunity in reward for superior performance. Conversely, if performance falls below acceptable levels, the compensation committee intends that the value of annual bonuses and long-term incentive awards would also decline, with the potential for zero awards in the event of poor performance.

The performance goals and objectives under the company’s annual incentive plan are developed annually by senior management and reviewed and approved by our board of directors. These objectives have historically included annual operating goals, as well as growth objectives designed to improve key performance metrics of EBITDA and AFFO per share, as well as rationally expand the portfolio of hotel, mezzanine loan and other lodging- related investments in concert with the short-and long-term predictions of hospitality industry performance on the national, regional and key city basis. Generally, the compensation committee and the Board have weighed the total enterprise value (both in terms of size and quality) of the company as a key objective for management. Other key business objectives for 2008 included:

•	Achieve one-year total shareholder return (“TSR”) in the top half of the company’s core peer group;

•	Achieve budgeted performance levels for the reported cash available for distributions (“CAD”) per share of $1.10 and reported adjusted funds from operations (“AFFO”) per share of $1.41;

•	Achieve RevPAR growth that exceeds the U.S. lodging industry average;

•	Achieve net debt to gross assets leverage level of 60% or less;

•	Recycle capital via asset sales;

•	Enhance the company’s market visibility by conducting at least 100 meetings with investors and analysts;

•	Monitor debt swap strategy and execute enhancements if conditions warrant;

•	Increase mezzanine loan platform if market conditions warrant; and

•	Initiate up to $50 million of Return on Investment (ROI) projects at existing hotel assets.

While there is no specific formula or weighting assigned to any one of these factors for the annual bonus award, the compensation committee carefully analyzes each of these factors in making its recommendations with respect to appropriate levels of annual and long-term compensation. For 2008, the compensation committee determined that management had principally met or exceeded seven of the nine goals described above. However, the company did not meet the TSR goal and the initiation of ROI projects was intentionally slowed below the $50 million level due to economic conditions.

In reviewing the goals and in evaluating the level of performance achievement, the compensation committee considered several significant accomplishments, including:

•	Achieved CAD per share of $1.02 and AFFO per share of $1.32, which represented increases over 2007 results, despite rapidly deteriorating industry fundamentals;

•	Realized a decrease in RevPAR of 2.0%, which is comparable to the industry average decrease of 1.9%, but limited the RevPAR decrease to 1.6% with respect to hotel assets not under renovation;

•	Achieved net debt to gross assets leverage level of 57%;

•	Sold $438 million in hotel assets;

•	Met with over 200 investors and analysts;

•	Realized approximately $10 million of annual savings in the payment of debt service from the swap strategy, including lowering the LIBOR floor on $1.8 billion notional amount of debt from 1.25% to 0.75% for 2009 through the purchase of a 1-year flooridor;

•	Established a joint venture with Prudential Real Estate Investments for the origination or acquisition of mezzanine loans and separately originated or acquired approximately $125 million in mezzanine loans in 2008; and

•	Selectively approved approximately $16 million of ROI projects while delaying others in light of existing economic and industry conditions in an effort to conserve cash for other purposes.

The compensation committee also noted management’s efforts and discipline in evaluating new investments and sources of financing, while effectively managing our capital structure to maintain a low cost of debt. The compensation committee views these as important accomplishments in support of the company’s long-term shareholder value.

After evaluating each of these objectives and with due consideration of the company’s efforts to conserve cash in the current economic and industry climate, the compensation committee awarded bonuses ranging from $84,375 to $437,500 to the named executive officers, as shown in the table below. These levels reflect an average decline of approximately 34% from 2007 bonus awards and are 50%, on average, of the top of the targeted bonus range shown below. Pursuant to his non-compete agreement, Mr. Archie Bennett, Jr. does not participate in the annual bonus program.

			Bonus as
	Stated		% of Stated	Targeted
	Base Salary	Bonus(1)	Base Salary	Bonus Range

Monty J. Bennett	$700,000	$437,500	62.5%	75% - 125%
David J. Kimichik	375,000	84,375	22.5%	30% - 90%
Douglas A. Kessler	550,000	275,000	50.0%	50% - 100%
David A. Brooks	375,000	168,750	45.0%	30% - 90%
Mark L. Nunneley	275,000	123,750	45.0%	20% - 60%
Alan L. Tallis	375,000	168,750	45.0%	30% - 90%
Archie Bennett, Jr.	300,000	n/a	n/a	n/a

(1)	Reflects bonus earned for 2008 performance which was paid in March 2009.

In determining bonuses, the compensation committee considered company and individual performance achievements during 2008 along with the company’s TSR results of negative 75.2% compared to peer average returns of negative 65%, as well as each executive’s role in the company’s efforts to conserve cash in the current economic and industry climate. In light of these factors, the compensation committee determined that annual bonuses should be reduced below the 2007 awards and should fall at 50% of the high end of the targeted bonus range, with the exception that bonus awards for Mr. Nunneley and Mr. Kimichik were 75% and 25% of the top of their targeted bonus ranges, respectively, based on Mr. Nunneley’s increase in responsibilities during Mr. Kimichik’s hospitalization.

Equity Awards.  In May 2005, our stockholders approved our Amended and Restated 2003 Stock Incentive Plan, and in June 2008, our stockholders approved an amendment to the plan to, among other things, increase the number of shares of common stock reserved for issuance under the plan. The compensation committee believes that our named executive officers should have an ongoing stake in the long-term success of our business and that our named executive officers should have a considerable portion of their total compensation paid in the form of equity. This element of the total compensation program is intended to align our executives’ interests with that of our stockholders through the granting of equity securities. While the plan allows our compensation committee to rely on any relevant factors in selecting the size and type of awards granted under the plan, in practice, the same philosophy used in determining the other elements of compensation, including the annual objectives described above, are used in determining such awards.

Given the dynamic and diversified nature of this company, which was only formed six years ago, the compensation committee has determined that time-based equity securities are the most prudent form of long-term compensation to supplement the total compensation package and promote equity ownership by executives. Utilizing equity grants has also served to facilitate the compensation committee’s objective of ensuring retention of critical talent. In furtherance of our philosophy of rewarding executives for future superior performance, prior equity compensation grants are not considered in setting future compensation levels. However, the degree to which prior restricted equity awards are vested is considered in assessing retention risk.

While the plan allows for various types of awards, the compensation committee historically has chosen to grant only restricted stock awards with multi-year step vesting. However, beginning in March 2008, the compensation committee elected to give our executive officers a choice of either receiving their equity awards in the form of restricted stock or LTIP units, or a combination of both.

LTIP units are a special class of partnership units in our operating partnership, called long-term incentive partnership units. Grants of LTIP units are designed to offer executives the same long-term incentive as restricted stock, while allowing them to enjoy more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under the 2003 Stock Incentive Plan, reducing availability for other equity awards on a one-for-one basis. LTIP units, whether vested or not, receive the same quarterly per unit distributions as common units of our operating partnership, which equal per share dividends on our common stock. This treatment with respect to quarterly distributions is analogous to the treatment of time-vested restricted stock. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units but can achieve such parity over time. At the time of the award, executives who receive LTIP units make a $0.05 capital contribution per LTIP unit. Upon the occurrence of certain corporate events, which are not performance related events, the capital accounts of our operating partnership may be adjusted, allowing for the LTIP units to achieve parity with the common units over time. If such parity is reached, vested LTIP units become convertible into an equal number of common units. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

The LTIP unit was created pursuant to an amendment to our operating partnership agreement in March 2008. The compensation committee determined that offering LTIP units under the 2003 Stock Incentive Plan would serve as a valuable compensation tool, as an alternative to our restricted stock program. One key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives may need to sell a portion of their vested shares to pay taxes on their restricted stock awards from prior years. Conversely, if an executive chooses to receive LTIP units rather than restricted stock, the executive would generally be taxed only when he chooses to liquidate his LTIP units, rather than at the time of vesting. None of the executive officers have liquidated the LTIP units that were granted in 2008.

Our compensation committee believes that making the LTIP unit alternative available to our executives (i) serves our company’s objectives by increasing the tax effectiveness of a given award of equity interests and, therefore, enhances our equity-based compensation package for executives as a whole, (ii) advances the separate goal of promoting long-term equity ownership by executives (see “Stock Ownership Guidelines” below), (iii) has no adverse impact on dilution as compared to using restricted stock, (iv) does not increase the economic cost to us of equity-based compensation awards as compared to using restricted stock awards and (v) further aligns the interests of our executives with the interests of our stockholders. Based on these considerations, in March 2008, we began offering eligible executives a choice between restricted stock and LTIP units on a one-for-one basis for their equity-based compensation awards.

Grants of equity-based awards have historically been made on the date of the compensation committee’s meeting in the end of March. Similar to the process the compensation committee follows for determining annual bonus awards, grants of equity-based awards are based on a subjective review of the prior year’s annual performance factors, including annual factors that reflect progress toward the company’s mid- and long-term strategic initiatives. The value of the award is determined with respect to the closing price of our stock on the date of grant. In March 2008, the compensation committee recognized the significant efforts and achievements of the executive officers in our acquisition of the $2.4 billion CNL portfolio, a transformational transaction for our company, with a one-time special award of 911,000 equity grants to our named equity officers. Of these special awards, 281,100 shares were granted to each of our chief executive officer and chief operating officer; 140,500 shares were granted to our chief legal officer; 125,000 shares to our chief financial officer; and 83,300 shares were granted to our chief accounting officer. In addition to the subjective performance review process described above, in determining the award for each of the named executive officers, the compensation committee also considered each individual’s contributions toward the success and integration of the CNL acquisition. Each of the named executive officers elected to receive these equity grants in the form of LTIP units. The LTIP units are scheduled to vest over four and one-half years, commencing on September 1, 2008 and continuing on each September 1st thereafter, with 10% of the total grant vesting on September 1, 2008; 15% vesting on each of September 1, 2009, 2010 and 2011 and the final 45% vesting on September 1, 2012; however, analogous with restricted stock grants, unvested LTIP units will receive the same quarterly per unit distributions as common units of our operating partnership, which equal per share dividends on our common stock. The compensation committee deferred making any additional grants of equity awards at that time in light of the unique nature of the special awards, but the committee ultimately decided to make no further equity awards to the executive officers in 2008 for 2007 performance. The compensation committee did, however, grant Mr. Tallis 19,170 shares of common stock in connection with his employment as our executive vice president of asset management commencing March 31, 2008 and an additional 10,000 shares in August 2008 in recognition of Mr. Tallis’ proactive role in implementing aggressive asset management and cost control measures.

We feel that the time-vesting nature of the equity grants furthers our goal of long-term retention of our executives, while the payment of dividends prior to vesting serves as a current incentive for the performance necessary to obtain the grants. Since the compensation committee generally aims to keep annual bonuses close to the pre-established target range, a strong relationship between total compensation and performance is predicated on wider variability in the value of equity grants. In determining grant levels by executive, the compensation committee also considers individual performance, a review of each executive’s compensation level relative to that of the other executives, the impact of new grants on total shareholder dilution and the degree to which prior unvested awards continue to support the retention of key executive talent.

In keeping with its objective of emphasizing the important relationship between pay and performance, the compensation committee has determined that the size of annual equity awards will be determined based on its review and evaluation of company and individual executive accomplishments in three performance goal categories. The compensation committee has established specific weightings for each category as follows:

•	Total shareholder return. Total shareholder return (TSR) includes stock price appreciation and dividend reinvestment. Three-year TSR is measured on an absolute basis and relative to the Standard & Poor’s 500, as well as relative to various REIT industry indices that include some or all of the core peer companies. This performance goal category makes up 20% of the total award opportunity. This goal was not met in 2008.

•	AFFO per share. Actual AFFO per share results are measured against our annual budget for AFFO per share, as approved and adjusted by the compensation committee and the board. This performance goal category makes up 40% of the total award opportunity. The committee determined that this goal was principally achieved at the 80% — 90% level, taking into consideration the budget level, as well as outperformance relative to peers and an absolute increase of 2% compared with 2007 results.

•	Non-financial goals. Each year, the compensation committee reviews the company’s short- and long-term business plans and identifies non-financial goals and accomplishments that are critical to the company’s success. While some non-financial goals may be measured numerically, many are subjective in nature. Examples of non-financial goals that the compensation committee considered in 2008 include the development and implementation of our swap strategy and the increase in our visibility through numerous management meetings with investors and analysts. While there is no specific formula or weighting assigned to each of the non-financial goals within this category and the compensation committee may select the same or different non-financial goals each year, this performance goal category makes up 40% of the total award opportunity. The Committee determined that these non-financial business goals were achieved at the 100% level.

Based on consideration of these performance measures during 2008 (the significant outcomes of which were discussed under the “Annual Bonus” section above), the compensation committee made equity grants in April 2009 to our named executive officers, including 222,000 shares to our chief executive officer, 168,000 shares to our president, 74,000 shares to our chief financial officer, 108,400 shares to our chief operating officer, 88,800 shares to our chief accounting officer, and 107,300 shares to our executive vice president, asset management. In addition, in consideration of the role of our chairman in advancing the company’s business strategy by building on the depth of his industry relationships and expertise, the compensation committee granted 129,500 shares to our chairman in April 2009. Each of our named executive officers and our chairman elected to receive these equity grants in the form of restricted shares, which vest in equal annual installments on each of the first three anniversaries of the grant date. We will pay dividends on the unvested restricted stock grants from the date of grant if and to the extent we pay common stock dividends.

In determining these equity awards, despite declines in the company’s stock price, the compensation committee limited the number of shares awarded to be generally consistent with the pool of shares awarded to the named executive officers in prior years. As such, equity awards made in 2009 (with respect to 2008 performance) were significantly reduced in value, in alignment with the decline in shareholder value. Furthermore, the equity awards for Messrs. Kessler and Nunneley reflect promotion and increased responsibilities, respectively. As a result of the compensation committee’s decisions, particularly with respect to the size of equity awards, the total compensation for our named executive officers, including base salary plus annual bonus and equity awards made with respect to 2008 performance, declined by over 50% from 2007.

Stock Ownership Guidelines

While we do not have a formal policy to mandate or enforce stock ownership levels among our management team, we strongly encourage our executives to own and hold stock over the long term. In fact, a strong stock ownership culture already exists, as evidenced by the significant open market purchases by Mr. Archie Bennett, Jr. over the past four years and by Mr. Monty Bennett in 2007. Our named executive officers, in alignment with shareholders, also experienced a significant decline in the value of their stock holdings over the past year. As a group, our named executive officers have demonstrated a commitment to the company through long tenure and significant equity ownership levels as a multiple of salary.

Other Executive Programs and Benefits.  The executive officers are provided other programs or benefits on the same terms offered to all employees. These programs and benefits include:

•	a 401(k) plan under which we match 50% of an eligible participant’s contribution to the plan, up to 6% of such participant’s base salary, subject to limitations imposed by the Internal Revenue Service; however, for 2009, the company has suspended the 50% match for all participants.

•	an Employee Savings Incentive Plan, pursuant to which, if the employee does not participate in our 401(k) plan, we match 25% of a participant’s contribution, up to 10% of such participant’s base salary; and

•	basic life and accidental death and dismemberment insurance in an amount of three times each executive’s annual base salary, up to $250,000.

Additionally, we implemented a deferred compensation plan in 2007, which allows our executives, at their election, to defer portions of their compensation. Currently, our chief executive officer is the only participant in this plan. In December 2008, Mr. Bennett elected to defer 100% of his 2009 base salary, 100% of his cash bonus and 100% of dividends paid on unvested stock grants, if any, into the deferred compensation plan. In 2009, the compensation committee determined that the investment elections available under this plan will include company stock. If company stock is selected as an investment option by a participant, the company intends to buy common stock in open market transactions and hold the shares in a rabbi trust. Because shares in the deferred compensation plan rabbi trust will be treated as the company’s treasury shares, cash dividends may not be paid currently on such shares. In order to be more closely aligned with an investment in company stock, the compensation committee determined that we will pay plan participants who elect the company stock investment option dividend equivalents, which will be accrued as additional shares, if and to the extent we pay dividends on our common stock. The result of this modification is that each executive who participates in our deferred compensation plan and elects the company stock investment option will receive his investment shares plus any related dividend equivalent shares at the time that distributions are made from the plan.

We do not maintain any retirement plans other than the 401(k) plan. In addition, as a corporate matter, the company does not provide its executives with any executive perquisites other than complimentary periodic lodging at its facilities, an annual comprehensive executive health evaluation performed by the UCLA Comprehensive Health Program and optional disability insurance not available to all employees.

Tax and Accounting Considerations.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally precludes a publicly-held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid to our chief executive officer or any of our other named executive officers with the exception of our chief financial officer. Exceptions are made for, among other things, qualified performance-based compensation. Qualified performance-based compensation means compensation paid solely on account of attainment of objective performance goals, provided that (i) performance goals are established by a compensation committee consisting solely of two or more outside directors, (ii) the material terms of the performance-based compensation are disclosed to and approved by a separate stockholder vote prior to payment, and (iii) prior to payment, our compensation committee certifies that the performance goals were attained and other material terms were satisfied. Our compensation committee intends, to the extent feasible and where it believes it is in the best interests of our company and its stockholders, to attempt to qualify executive compensation as tax deductible; however, our compensation committee does not intend to allow this tax provision to negatively affect its development and execution of effective compensation plans. Our compensation committee intends to maintain the flexibility to take actions it considers to be in the best interests of our company and its stockholders. The company is structured, however, such that compensation is not paid and deducted by the corporation, but at the operating partnership level. The IRS has previously issued a private letter ruling that held that Section 162(m) did not apply to compensation paid to employees of a REIT’s operating partnership. Consistent with that ruling, we have taken a position that compensation expense paid and incurred at the operating partnership level is not subject to the Section 162(m) limit. As such, the compensation committee does not believe that it is necessary to meet the requirements of the performance-based compensation exception to Section 162(m). As private letter rulings are applicable only for the taxpayer who obtains the ruling, and we have not obtained a private letter ruling addressing this issue, there can be no assurance that the IRS will not challenge our position that Section 162(m) does not apply to compensation paid at the operating partnership level.

Adjustment or Recovery of Awards

Under Section 304 of Sarbanes-Oxley, if the company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the chief executive officer and chief financial officer must reimburse the company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized by the individual from the sale of securities of the company during those 12 months.

Hedging Policies

Pursuant to our Code of Ethics, we maintain a policy on insider trading and compliance that prohibits executives from holding company securities in a margin account or pledging company securities as collateral for a loan. An exception exists is if the executive requests and receives prior approval from our general counsel to pledge securities as collateral for a loan (but not for margin accounts).

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the compensation discussion and analysis disclosure with Ashford’s management, and based on this review and discussion, the compensation committee has recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

COMPENSATION COMMITTEE

W. Michael Murphy, Chairman
Philip S. Payne
Charles P. Toppino

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid to or earned by the chairman of the company’s board of directors as well as the company’s chief executive officer, chief financial officer and the company’s three other most highly compensated executive officer in fiscal years 2008, 2007 and 2006 for services rendered in all capacities.

Name and					Stock	All Other
Principal Position	Year	Salary		Bonus	Awards(1)	Compensation		Total

Monty J. Bennett	2008	$700,000		$437,500	$395,160	—		$1,532,660
President and Chief	2007	700,000		585,000	1,745,631	—		3,030,631
Executive Officer	2006	650,000		812,500	1,412,789	—		2,875,289

David J. Kimichik	2008	388,372		84,375	131,720	—		604,467
Chief Financial Officer and	2007	350,000		202,500	776,250	—		1,328,750
Treasurer	2006	325,000		265,000	447,705	—		1,037,705

Douglas A. Kessler	2008	550,000		275,000	299,040	—		1,124,040
Chief Operating Officer	2007	550,000		385,000	1,745,631	—		2,680,631
	2006	500,000		550,000	835,665	—		1,885,665

David A. Brooks	2008	375,000		168,750	192,952	—		736,702
Chief Legal Officer and	2007	375,000		290,000	872,505	—		1,537,505
Secretary	2006	325,000		292,500	349,327	—		966,827

Mark L. Nunneley	2008	275,000		123,750	158,064	—		556,814
Acting Chief Financial	2007	275,000		150,000	517,293	—		942,293
Officer and Chief	2006	220,000		200,000	153,534	—		573,534
Accounting Officer
Alan L. Tallis	2008	429,808	(2)	168,750	352,498	—		951,056
Executive Vice President, Asset Management

Archie Bennett, Jr.(3)	2008	300,000		0	230,510	$32,848	(4)	563,358
Chairman of the Board	2007	300,000		0	900,450	39,819	(4)	1,240,269
	2006	300,000		0	1,127,804	26,442	(4)	1,454,246

(1)	Represents the proportionate amount of the total fair value of restricted stock and LTIP unit awards recognized by us in 2008, 2007 and 2006, as applicable, for financial reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed were determined in accordance with FAS 123R. A discussion of the assumptions used in calculating these values can be found in Note 2 to our 2008 audited financial statements on page 59 of our annual report on Form 10-K for the year ended December 31, 2008.

(2)	Mr. Tallis became an executive officer effective March 31, 2008. He earned a salary of $279,808 during 2008. However, we also paid Mr. Tallis $150,000 during January-March 2008 for consulting services he provided us during that time. This amount reflects Mr. Tallis’ salary and consulting fees earned in 2008.

(3)	Although the chairman of the board is a non-executive chairman, we have elected to include his compensation information in each of the required tables because of the material nature of his compensation.

(4)	These amounts represent the value of life, health and disability insurance premiums paid by the company for the benefit of Mr. Archie Bennett, as well as fees for his attendance at board and committee meetings. Of the total other compensation paid to Mr. Bennett, $21,500, $28,500 and $18,000 represents fees paid for his attendance at board and committee meetings in 2008, 2007 and 2006, respectively. Additionally, $10,770, $10,534 and $11,127 was paid by the company for health insurance premiums for Mr. Bennett in 2008, 2007 and 2006, respectively. Although these benefits are available to all salaried employees, we do not pay such amounts for any other non-executive director.

GRANTS OF PLAN — BASED AWARDS

		All Other Stock
		Awards:	Grant Date(1)
		Number of	Fair Value of
Name	Grant Date	LTIP Units	Stock Awards

Monty J. Bennett	03/21/08	281,100	$1,745,631
David J. Kimichik	03/21/08	125,000	776,250
Douglas A. Kessler	03/21/08	281,100	1,745,631
David A. Brooks	03/21/08	140,500	872,505
Mark L. Nunneley	03/21/08	83,300	517,293
Archie Bennett, Jr.	03/21/08	145,000	900,450

(1)	Grant date fair value is calculated as the fair value of common stock on the date of grant less the $0.05 capital contribution made by the executive for each LTIP unit, assuming each LTIP unit is convertible into one share of common stock on the grant date.

We entered into new employment agreements with each of Messrs. Monty Bennett, Kimichik, Kessler, Brooks and Nunneley in March 2008, primarily to reflect the impact of Internal Revenue Code Section 409A but also to re-institute non-compete and non-solicitation provisions that had expired in the existing agreements. The new employment agreements were retroactively effective to January 1, 2008 and replaced the agreements we entered into with these same individuals in connection with our initial public offering in August 2003. The new employment agreement for Mr. Kessler was amended in January 2009 to reflect his promotion to president. The new employment agreement for Mr. Brooks was amended in January 2009 to reflect his promotion to chief operating officer and general counsel and to amend his base salary and targeted annual bonus range. These new employment agreements, as amended for Messrs Bennett, Kessler and Mr. Brooks, are substantially similar to the previous employment agreements and provide for Mr. Bennett to serve as our chief executive officer, Mr. Kimichik to serve as our chief financial officer and treasurer, Mr. Kessler to serve as our president, Mr. Brooks to serve as our chief operating officer, general counsel and secretary, and Mr. Nunneley to serve as our chief accounting officer. An employment agreement for Mr. Tallis was entered into effective March 31, 2008 in substantially the same form as the new employment agreements for the other named executive officers. These employment agreements require Messrs. Kimichik, Kessler, Brooks, Nunneley and Tallis to devote substantially full-time attention and time to our affairs, but also permit them to devote time to their outside business interests consistent with past practice. Mr. Bennett’s employment agreement allows him to continue to act as Chief Executive Officer of Remington Hotel Corporation, or Remington Hotel, and to act as an executive officer of the general partners of Remington Lodging & Hospitality, L.P and its affiliate Remington Management LP, (together these entities are referred to as the Remington Managers), provided his duties for Remington Hotel and the Remington Managers do not materially interfere with his duties to us.

The employment agreements provide for annual base salaries, eligibility for annual cash bonuses, based on a targeted bonus range for each officer; director’s and officer’s liability insurance coverage; participation in other short- and long-term incentive, savings and retirement plans applicable generally to our senior executives; and medical and other group welfare plan coverage and fringe benefits provided to our senior executives. Each of these employment agreements is subject to automatic one-year renewals at the end of its initial term (December 31, 2008), unless either party provides at least four months’ notice of non-renewal of the applicable employment agreement. All of the employment agreement were automatically renewed for 2009.

The employment agreements provide for:

•	An annual base salary for 2008 of $700,000 for Mr. Bennett, $375,000 for Mr. Kimichik, $550,000 for Mr. Kessler, $375,000 for Mr. Brooks ($425,000 for 2009), $275,000 for Mr. Nunneley and $375,000 for Mr. Tallis, subject to annual adjustments;

•	Eligibility for annual cash performance bonuses under our incentive bonus plans;

•	Director’s and officer’s liability insurance coverage;

•	Participation in other short- and long-term incentive, savings and retirement plans applicable generally to our senior executives; and

•	Medical and other group welfare plan coverage and fringe benefits provided to our senior executives.

Mr. Bennett’s targeted annual bonus range is 75% to 125% of his base salary. Mr. Kimichik’s targeted annual bonus range is 30% to 90% of his base salary. Mr. Kessler’s targeted annual bonus range is 50% to 100% of his base salary. Mr. Brooks’ targeted annual bonus range was 30% to 90% of his base salary but was adjusted for 2009 to be 40% to 95% of his base salary. Mr. Nunneley’s targeted annual bonus range is 20% to 60% of his base salary. Mr. Tallis’ targeted annual bonus range is 30% to 90% of his base salary. With the exception of Mr. Brooks, these targeted annual bonus ranges for our named executive officers remain unchanged from 2007.

In addition to the employment agreements described above, we entered into a new non-compete agreement with Mr. Archie Bennett, Jr. in March 2008, retroactively effective to January 1, 2008. The non-compete agreement provides for Mr. Bennett to serve as our non-executive chairman. The non-compete agreement has an initial term ending December 31, 2008 and is subject to automatic one-year extensions thereafter, in each case, unless either party provides at least four months’ notice of non-renewal. Mr. Bennett’s non-compete agreement allows him to continue to act as chairman of Remington Hotel and the Remington Managers provided his duties for Remington Hotel and the Remington Managers do not materially interfere with his duties to us. The non-compete agreement currently provides for, among other provisions:

•	An annual director’s fee of $300,000, of which $25,000 may be paid in the form of shares of our common stock, at the discretion of our compensation committee;

•	Director’s and officer’s liability insurance coverage;

•	Participation in other short- and long-term incentive, savings and retirement plans, in the discretion of our compensation committee; and

•	Medical and other group welfare plan coverage and fringe benefits, in the discretion of our compensation committee.

The stock awards granted to each of the named executive officers and our chairman were all granted under the company’s Amended and Restated 2003 Stock Incentive Plan and are all subject to time-based vesting requirements. Dividends will be paid on all unvested shares at the same rate as dividends payable with respect to all outstanding shares of common stock, with no preference to shares issued under our stock plan.

The company places heavier emphasis on our variable pay components of annual bonuses and restricted stock awards than on salary. Typically, the amount of salary paid to each named executive officer represents approximately 20% to 30% of our named executive officers’ total compensation packages. While the compensation committee seeks to provide a competitive base salary and bonus structure, it believes that the majority of each named executive officer’s total compensation should be paid in the form of equity grants vesting over a period of years, to help ensure alignment of the executive’s interest to that of our stockholders as well as longevity of the officer. As such, the value of equity grants typically represents a significant portion of the incentive pay components, which excludes base salary.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Number of		Market Value of
	Equity Awards		Equity Awards
	That Had		That Had
	Not Vested		Not Vested
	at December 31,		at December 31,
Name	2008		2008

Monty J. Bennett	60,000	(1)	$69,000
	161,250	(2)	185,438
	252,990	(3)	290,939

	474,240		545,377

David J. Kimichik	23,334	(1)	$26,834
	60,000	(2)	69,000
	112,500	(3)	129,375

	195,834		225,209

Douglas A. Kessler	50,000	(1)	$57,500
	135,000	(2)	155,250
	252,990	(3)	290,939

	437,990		503,689

David A. Brooks	23,334	(1)	$26,834
	65,625	(2)	75,469
	126,450	(3)	145,418

	215,409		247,721

Mark L. Nunneley	10,000	(1)	$11,500
	37,500	(2)	43,125
	74,970	(3)	86,216

	122,470		140,841

Alan Tallis	12,780	(4)	$14,697
	10,000	(5)	11,500

	22,780		26,197

Archie Bennett, Jr.	26,666	(1)	$30,666
	75,000	(2)	86,250
	130,500	(3)	150,075

	232,166		$266,991

(1)	These shares were originally granted on March 28, 2006 with a vesting term of three years. These shares became fully vested on March 28, 2009.

(2)	These shares were granted on March 27, 2007 with a vesting term of four years. One-fourth of the shares vested on each of March 27, 2008 and 2009; one-fourth of the shares will vest on each of March 27, 2010 and 2011.

(3)	These equity grants were in the form of LTIP units, granted on March 21, 2008 with a vesting term of four years as follows: 10% of the shares vested on September 1, 2008; 15% of the shares will vest on each of September 1, 2009, 2010 and 2011; and 45% of the shares will vest on September 1, 2012.

(4)	These shares were granted on March 21, 2008 with vesting in three equal installments over two years. One-third of the shares vested on each of July 1, 2008 and March 21, 2009; the remainder will vest on March 21, 2010.

(5)	These shares were granted on August 15, 2008 with a vesting term of three years. One-third of these shares will vest on each of August 15, 2009, 2010 and 2011.

EQUITY AWARDS VESTED DURING 2008

	Equity Awards(1)
	Number of Equity
	Awards Acquired on	Value Realized
Name	Vesting	on Vesting

Monty J. Bennett	178,360	$1,014,212
David J. Kimichik	69,499	$392,867
Douglas A. Kessler	153,244	$865,910
David A. Brooks	72,924	$411,023
Mark L. Nunneley	36,330	$202,928
Alan Tallis	6,390	$29,075
Archie Bennett, Jr.	84,833	$481,784

(1)	Includes LTIP units that vested during 2008, even though the LTIP units have not yet achieved parity with the common units.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Executive Officers

Under the terms of their respective employment agreements, each of our named executive officers is entitled to receive certain severance benefits after termination of employment. The amount and nature of these benefits vary depending on the circumstances under which employment terminates. The employment agreements provide for certain specified benefits during the entire term of the employment agreement.

Each of the employment agreements of our named executive officers provides that, if the executive’s employment is terminated as a result of death or disability of the executive; by us without cause (including non-renewal of the agreement by us); by the executive for “good reason;” or after a “change of control” (each as defined in the applicable employment agreement), the executive will be entitled to accrued and unpaid salary to the date of such termination and any unpaid incentive bonus from the prior year plus the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	a lump-sum cash severance payment (more fully described below);

•	pro-rated payment of the incentive bonus for the year of termination, payable at the time incentive bonuses are paid to the remaining senior executives for the year in which the termination occurs;

•	all restricted equity securities held by such executive will become fully vested; and

•	health, life and disability benefits for 18 months following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer, payable by the company over the period of coverage.

The lump sum severance payment payable upon termination of an executive’s employment agreement in any of the circumstances described above is calculated as the sum of such executive’s then-current annual base salary plus his average bonus over the prior three years, multiplied by a severance multiplier. The severance multiplier is:

•	one for all executives in the event of termination as a result of death or disability of the executive and termination by us without cause (including non-renewal of the agreement);

•	two for all executives other than Mr. Monty Bennett and three for Mr. Monty Bennett in the event of termination by the executive for good reason;

•	two for Messrs. Kimichik, Brooks, Tallis and Nunneley and three for Messrs. Monty Bennett and Kessler in the event of termination following a change in control.

If an executive’s employment is terminated by the executive officer without “good reason” (as defined in the applicable employment agreement), the executive will be entitled to accrued and unpaid salary to the date of such termination and any unpaid incentive bonus from the prior year. Additionally, the employment agreements for each of the executives includes non-compete provisions, and in the event the executive elects to end his employment with us without good reason, in exchange for the executive honoring his non-compete provisions, he will be entitled to the following additional payments:

•	health benefits for the duration of the executive’s non-compete period following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer, except that Mr. Monty Bennett is not entitled to this benefit; and

•	a non-compete payment equal to the sum of his then-current annual base salary plus average bonus over the prior three years, paid equally over the twelve-month period immediately following the executive’s termination.

If any named executive officer’s employment agreement is terminated by the company for “cause,” the executive will be entitled solely to any accrued and unpaid salary to the date of such termination and any unpaid incentive bonus from the prior year.

In addition, if the severance payment to any executive is deemed to be a “golden parachute payment” under § 280G of the Internal Revenue Code of 1986, as amended, then such executive would also be entitled to a tax gross-up payment to cover his excise tax liability under § 280G. As of December 31, 2008, none of our named executive officers would have owed excise tax.

Each of the employment agreements also contain standard confidentiality, non-compete, non-solicitation and non-interference provisions. The confidentiality and non-interference provisions apply during the term of the employment agreement and for anytime thereafter. The non-solicitation provisions apply during the term of the agreement, and for a period of one year following the termination of the executive. The non-compete provisions of Messrs. Kimichik, Kessler, Brooks, Tallis and Nunneley apply during the term of the employment agreements and for a period of one year thereafter if the executive’s employment is terminated as a result of disability, by the executive without good reason, or at the election of the executive not to renew the agreement. However, if the executive is removed for any other reason, including, without limitation, as a result of a change in control, a termination by the executive for good reason, or a termination by the company for cause or without cause (including non-renewal by the company), the non-compete provisions end on the date of the executive’s termination.

The non-compete provisions of Mr. Monty Bennett’s employment agreement apply during the term of his agreement, and if Mr. Monty Bennett resigns without cause, for a period of one year thereafter, or if Mr. Monty Bennett is removed for cause, for a period of 18 months thereafter. In the case of Mr. Monty Bennett’s resignation without cause, in consideration for his non-compete, Mr. Monty Bennett will receive a cash payment, to be paid in equal monthly installments during his one-year non-compete period, equal to the sum of his then-current annual base salary plus average bonus over the prior three years. Mr. Monty Bennett’s non-compete period will terminate if Remington Lodging terminates our exclusivity rights under the mutual exclusivity agreement between Remington Lodging and us.

Chairman of our Board

Under the terms of our chairman’s non-compete agreement, Mr. Archie Bennett is entitled to receive certain severance benefits upon the termination of his position as our chairman. The amount and nature of these benefits vary depending on the circumstances under which his directorship terminates, but are similar to the benefits received by our executive officers, and accordingly, are included in the tables below.

Mr. Archie Bennett’s non-compete agreement provides that, if his service as a director is terminated by him for “good reason” or after a “change of control” (each as defined in the Mr. Archie Bennett’s non-compete agreement), he will be entitled to accrued and unpaid director fees to the date of such termination plus the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	a lump-sum cash severance payment equal to two times his then-current director’s fee; and

•	all restricted equity securities held by Mr. Archie Bennett will become fully vested.

If Mr. Archie Bennett is asked to resign his directorship by us without cause, or if Mr. Archie Bennett is not re-nominated and re-elected to serve as our chairman, then he will receive each of the benefits above except that his lump sum cash severance payment will be equal to one times the sum of his then-current director’s fee. Mr. Archie Bennett’s non-compete agreement also provides that he or his estate will be entitled to receive these same severance benefits in the event of his death or disability.

If Mr. Archie Bennett decides to discontinue his service to us without “good reason” (as defined in the non-compete agreement), including an election by him not to renew his non-compete agreement, he will be entitled to receive any accrued and unpaid fees and expenses thorough the date of such termination and in exchange for Mr. Archie Bennett honoring the non-compete provisions of his agreement (discussed below) a cash severance payment equal to his annual director fees for one year, paid in twelve equal monthly installments over the year following such termination.

If Mr. Archie Bennett’s services are terminated by the company for “cause” (as defined in the non-compete agreement), he will be entitled solely to any accrued and unpaid director’s fees and expenses up to the date of such termination.

In addition, if the severance payment to Mr. Archie Bennett is deemed to be a “golden parachute payment” under §280G of the Internal Revenue Code of 1986, as amended, then he would also be entitled to a tax gross-up payment to cover his excise tax liability under § 280G. As of December 31, 2008, Mr. Archie Bennett would not have owed excise tax.

Mr. Archie Bennett’s non-compete agreement contains standard confidentiality, non-compete, non-solicitation and non-interference provisions. The confidentiality provisions apply during the term of the non-compete agreement and any time thereafter. The non-compete provisions apply only during the term of his non-compete agreement if Mr. Archie Bennett terminates his service as a director as a result of a change in control or for good reason; however, if Mr. Archie Bennett’s service as a director is terminated as a result of disability, by Mr. Archie Bennett without good reason or by us for cause, the non-compete and non-solicitation provisions apply for a period of one year after termination. In the case of Mr. Archie Bennett’s resignation without good reason, in consideration for his non-compete, Mr. Archie Bennett will receive a cash payment, to be paid in equal monthly installments during the one-year non-compete period, equal to his then-current annual director’s fee. Mr. Archie Bennett’s non-compete period will terminate if Remington Lodging terminates our exclusivity rights under the mutual exclusivity agreement between Remington Lodging and us.

Summary of Potential Payments upon Termination

The tables below reflect the amount of compensation payable to the chairman of our board and each named executive officer upon termination of employment or following a change of control, assuming that such termination was effective as of December 31, 2008.

	Termination Scenarios
	Death or Disability
	of the Executive or			By Executive
	by Company without	By the		without Good
	Cause, Including	Executive	Following a	Reason, Including
	Non-Renewal by	with Good	Change of	Non-Renewal by
Name	Company	Reason	Control	Executive

Monty J. Bennett
Severance Payment	$1,311,667	$3,935,000	$3,935,000	—
Pro-Rated Bonus	437,500	437,500	437,500	—
Acceleration of Unvested Equity Awards	254,438	254,438	254,438	—
Non-Compete Payment	—	—	—	$1,311,667
Other Benefits	14,863	14,863	14,863	—

Total	$2,018,468	$4,641,801	$4,641,801	$1,311,667

David J. Kimichik
Severance Payment	$558,958	$1,117,917	$1,117,917	—
Pro-Rated Bonus	84,375	84,375	84,375	—
Acceleration of Unvested Equity Awards	95,834	95,834	95,834	—
Non-Compete Payment	—	—	—	$558,958
Other Benefits	16,551	16,551	16,551	10,942

Total	$755,718	$1,314,677	$1,314,677	$569,900

Douglas A. Kessler
Severance Payment	$953,333	$1,906,667	$2,860,000	—
Pro-Rated Bonus	275,000	275,000	275,000	—
Acceleration of Unvested Equity Awards	212,750	212,750	212,750	—
Non-Compete Payment	—	—	—	$953,333
Other Benefits	34,731	34,731	34,731	22,962

Total	$1,475,814	$2,429,148	$3,382,481	$976,295

David A. Brooks
Severance Payment	$625,417	$1,250,833	$1,250,833	—
Pro-Rated Bonus	168,750	168,750	168,750	—
Acceleration of Unvested Equity Awards	102,303	102,303	102,303	—
Non-Compete Payment	—	—	—	$625,417
Other Benefits	30,425	30,425	30,425	20,115

Total	$926,895	$1,552,311	$1,552,311	$645,532

Mark L. Nunneley
Severance Payment	$432,917	$865,833	$865,833	—
Pro-Rated Bonus	123,750	123,750	123,750	—
Acceleration of Unvested Equity Awards	54,625	54,625	54,625	—
Non-Compete Payment	—	—	—	$432,917
Other Benefits	27,472	27,472	27,472	18,164

Total	$638,764	$1,071,680	$1,071,680	$451,081

Alan L. Tallis(1)
Severance Payment	$543,750	$1,087,500	$1,087,500	—
Pro-Rated Bonus	168,750	168,750	168,750	—
Acceleration of Unvested Equity Awards	26,197	26,197	26,197	—
Non-Compete Payment	—	—	—	$543,750
Other Benefits	28,435	28,435	28,435	27,799

Total	$767,132	$1,310,882	$1,310,882	$571,549

Archie Bennett, Jr.
Severance Payment	$300,000	$600,000	$600,000	—
Acceleration of Unvested Equity Awards	116,916	116,916	116,916	—
Non-Compete Payment	—	—	—	$300,000

Total	$416,916	$716,916	$716,916	$300,000

(1)	In the event Mr. Tallis’ employment is terminated by the company for cause or by Mr. Tallis without good reason, Mr. Tallis will be entitled to receive medical, dental and vision benefits from the company through April 16, 2011, valued at $26,559.

AUDIT COMMITTEE

Our audit committee is governed by a written charter adopted by our board of directors and is composed of four independent directors, each of whom has been determined by our board of directors to be independent in accordance with the rules of the NYSE.

The following is our audit committee’s report in its role as the overseer of the integrity of our financial statements, the financial reporting process, our independent auditor’s performance, including their qualification and independence, and our compliance with legal and regulatory requirements. In carrying out its oversight responsibilities, our audit committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the outside auditor’s work. This report shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

The audit committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The audit committee meetings include, whenever appropriate, executive sessions with the independent auditors and with Ashford’s internal auditors, in each case without the presence of management.

The audit committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, Ashford’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of Ashford’s consolidated financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

During the course of the year, management completed the documentation, testing and evaluation of Ashford’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the audit committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled audit committee meeting. At the conclusion of the process, management provided the audit committee with, and the audit committee reviewed a report on, the effectiveness of Ashford’s internal control over financial reporting. The audit committee also reviewed the report of management contained in Ashford’s annual report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Ashford’s annual report on Form 10-K for the fiscal year ended December 31, 2008 related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee Ashford’s efforts related to its internal control over financial reporting and management’s preparation for the evaluation in fiscal year 2009.

The audit committee has discussed with Ernst & Young LLP the matters required to be discussed with the independent auditors pursuant to Statement on Auditing Standards No. 61, as amended (Communication with the Audit Committees), including the quality of Ashford’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee has received the written disclosures and letter from Ernst & Young LLP to the audit committee required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Taking all of these reviews and discussions into account, the undersigned audit committee members recommended to the board of directors that the board approve the inclusion of Ashford’s audited financial statements in Ashford’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Philip S. Payne, Chairman
W.D. Minami
W. Michael Murphy
Thomas E. Callahan

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

For purposes of this proxy statement a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

(i) Voting power which includes the power to vote, or to direct the voting of, any class of our voting securities; and/or

(ii) Investment power which includes the power to dispose, or to direct the disposition of, any class of our voting securities.

Security Ownership of Management

Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of our common stock as of March 10, 2009, by (i) each of our directors, (ii) each of our executive officers and (iii) all of our directors and executive officers as a group. No directors or executive officers own any shares of Series B-1 Preferred Stock.

	Number of Shares	Percent of
Name of Stockholder	Beneficially Owned(1)	Class(2)

Archie Bennett, Jr.	4,730,442	5.36%
Monty J. Bennett	4,567,092	5.17%
Thomas E. Callahan	0	*
Martin Edelman	336,958	*
Charles P. Toppino	33,700	*
Philip S. Payne	23,600	*
W.D. Minami	25,400	*
W. Michael Murphy	35,600	*
Benjamin J. Ansell, M.D.	97,990	*
David Kimichik	306,343	*
Douglas Kessler	509,584	*
David A. Brooks	514,769	*
Mark L. Nunneley	222,771	*
Alan L. Tallis	29,170	*

All executive officers and directors as a group (14 persons)	11,433,409	12.38%

*	Denotes less than 1.0%.

(1)	Assumes that all common units of our operating partnership held by such person or group of persons are redeemed for common stock and includes all restricted stock grants made since our initial public offering through March 17, 2008. The number does not include LTIP units in our operating partnership because such units have not yet achieved economic parity with the common units and are therefore, at this time, neither redeemable for cash nor convertible into shares of our common stock. All such stock grants vest in equal annual installments over a three or four year period commencing on the date of their issuance.

(2)	As of March 10, 2009, there were outstanding and entitled to vote 77,609,808 shares of common stock and 7,447,865 shares of Series B-1 Preferred Stock. The Series B-1 Preferred Stock is immediately convertible into common stock by the holder, and the holder of the Series B-1 Preferred Stock is entitled to vote together with the common stockholders as a single class. Accordingly, the total number of shares of the company’s common stock outstanding used in calculating the percent of class was 85,057,673, which included all outstanding shares of common stock and Series B-1 Preferred Stock as of March 10, 2009. Additionally, the total number of shares outstanding used in calculating the percentage for each person assumes that operating partnership common units held by such person are redeemed for common stock but none of the operating partnership units held by other persons are redeemed for common stock.

Security Ownership of Certain Beneficial Owners

Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of our common stock and our Series B-1 Preferred Stock as of March 10, 2009, by the persons known to Ashford to be the beneficial owners of five percent or more of either our common stock or our Series B-1 Preferred

Stock, by virtue of the filing of Schedule 13D or Schedule 13G with the Securities and Exchange Commission. To our knowledge, other than as set forth in the table below, there are no persons owning more than five percent of any class of Ashford’s voting securities. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

		Number of
		Shares
		Beneficially	Percent of
Title of Securities	Name of Stockholder	Owned	Class(1)

Common Stock	The Vanguard Group, Inc.	9,128,812(2)	10.73%
Common Stock	Barclays Global Investors, NA	5,473,397(3)	6.43%
Common Stock	Security Capital Preferred Growth Incorporated	7,447,865(4)	8.76%
Common Stock	Archie Bennett, Jr.	4,730,442(5)	5.36%
Common Stock	Monty J. Bennett	4,567,082(5)	5.17%

(1)	As of March 10, 2009, there were outstanding and entitled to vote 77,609,808 shares of common stock and 7,447,865 shares of Series B-1 Preferred Stock. The Series B-1 Preferred Stock is immediately convertible into common stock by the holder, and the holder of the Series B-1 Preferred Stock is entitled to vote together with the common stockholders as a single class. Accordingly, the total number of shares of the company’s common stock outstanding used in calculating the percent of class was 85,057,673, which included all outstanding shares of common stock and Series B-1 Preferred Stock as of March 10, 2009.

(2)	Based on information provided by The Vanguard Group, Inc. in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009 and subsequent conversations with representatives of the Vanguard Group. This number includes 4,704,864 shares beneficially owned by Vanguard Specialty Funds - Vanguard REIT Index Fund, which filed a separate Schedule 13G on February 13, 2009. Vanguard Group has sole dispositive power over all such shares and sole voting power over 161,5000 of such shares, and Vanguard REIT Index Fund has sole voting power with respect to 4,704,864 of such shares. The principal business address of Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)	Based on information provided by Barclays Global Investors, NA, and certain affiliated entities discussed below, in a Schedule 13G filed jointly by all such affiliated entities with the Securities and Exchange Commission on February 5, 2009. Per its Schedule 13G, Barclays Global Investors, NA, beneficially owns 3,090,217 shares of the company’s common stock and has sole voting and sole dispositive power of 2,526,433 and 3,090,217 of such shares, respectively. The principal business address of Barclays Global Investors, NA, is 400 Howard Street, San Francisco, CA 94105. Per its Schedule 13G, Barclays Global Fund Advisors, beneficially owns 2,277,821 shares of the company’s common stock and has sole voting and sole dispositive power of all such shares. The principal business address of Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105. Per its Schedule 13G, Barclays Global Investors, LTD, beneficially owns 59,323 shares of the company’s common stock and has sole voting and sole dispositive power of all such shares. The principal business address of Barclays Global Investors, LTD, is Murray House, 1 Royal Mint Court, London, EC3N 4HH, United Kingdom. Per its Schedule 13G, Barclays Global Investors Japan Limited, beneficially owns 46,036 shares of the company’s common stock and has sole voting and sole dispositive power of all such shares. The principal business address of Barclays Global Investors Japan Limited, is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402, Japan.

(4)	Based on information provided by Security Capital Preferred Growth Incorporated (“Security Capital”) in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009. Per its Schedule 13G, Security Capital is the beneficial owner of 7,447,865 shares of the company’s Series B-1 Preferred Stock, which represents 100% of our Series B-1 Preferred Stock and which is immediately convertible on a one-for-one basis into shares of our common stock. Security Capital’s address is 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603.

(5)	The total number of shares of the company’s common stock outstanding used in calculating the percentage assumes that operating partnership units held by this person are converted into common stock but none of the operating units held by other people are converted into common stock.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2008, all of our directors, executive officers and beneficial owners of more than ten percent of our common stock were in compliance with the Section 16(a) filing requirements, with the following two exceptions: (i) Mr. Alan Tallis failed to timely file one Form 4 report with respect to a grant of restricted common stock to him by us, but the Form 4 was subsequently filed; and (ii) Mr. Brooks inadvertently omitted one acquisition on a Form 4 report that was otherwise timely filed and was subsequently amended to properly reflect the missing information.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our operating partnership entered into a master management agreement with Remington Lodging & Hospitality, L.P., subject to certain independent director approvals, pursuant to which Remington Lodging, or its affiliate Remington Management LP (together referred to as the “Remington Managers”), operates and manages a significant number of our hotels. The Remington Managers are affiliates of Remington Holdings, LP, successor to Remington Hotel Corporation, and each such entity is are beneficially owned 100% by Messrs. Archie and Monty Bennett. The fees due to the Remington Manager under the management agreements include management fees, project management fees and other fees. The actual amount of management fees for the properties managed by the Remington Managers for the 12 months ended December 31, 2008, was approximately $12.5 million. The actual amount of project management fees for the same period was approximately $9.2 million.

Further, we and our operating partnership have a mutual exclusivity agreement with Remington Lodging and Remington Holdings and Messrs. Archie and Monty Bennett, pursuant to which we have a first right of refusal to purchase lodging investments identified by them. We also agreed to hire Remington Lodging or its affiliates for the management or construction of any hotel which is part of an investment we elect to pursue, unless either all of our independent directors elect not to do so or a majority of our independent directors elect not to do so based on a determination that special circumstances exist or that another manager or developer could perform materially better than Remington Lodging or one of its affiliates.

In connection with the consummation of our initial public offering, we acquired eight asset management and consulting agreements between Ashford Financial Corporation and eight hotel management companies in consideration of 1,025,000 units of limited partnership interest in Ashford Hospitality Limited Partnership. Under these eight agreements, Ashford Financial Corporation provided asset management and consulting services to 27 hotels managed under contract with the eight management companies. We now hold Ashford Financial Corporation’s interest under the contributed agreements. Each of the eight management companies is either a wholly owned subsidiary of Remington Hotel Corporation, which is owned 100% by Messrs. Archie and Monty Bennett, or is 100% owned by one or both of the Bennetts. Messrs. Archie and Monty Bennett also own 100% of Ashford Financial Corporation. Pursuant to a written guaranty agreement executed by Ashford Financial Corporation for our benefit, Ashford Financial Corporation guaranteed that we will be paid a minimum of $1.2 million per year for five years from our initial public offering, in consulting fees under all of the asset management and consulting agreements, for a total guarantee of $6.0 million. We were paid approximately $0.9 million in 2008 under the Ashford Financial Corporation guaranty, adjusted based on the consumer price index. The guaranty expired in December 2008 and all of the 27 hotel properties for which we previously provided asset management and consulting services have been sold. As a result, we will no longer receive any proceeds from these agreements or the related guaranty.

Remington Hotels LP, which is owned 100% by Messrs. Archie and Monty Bennett, pays for certain corporate general and administrative expenses on our behalf, including rent, payroll, office supplies and travel. Such charges are allocated to us based on various methodologies, including headcount, office space, usage and actual amounts incurred. For the year ended December 31, 2008, such costs were approximately $4.9 million and were reimbursed by us monthly.

Additionally, First Fidelity Mortgage Corporation, an entity in which Mr. Murphy is an executive vice president, received a $400,000 success fee for the placement of senior debt financing in connection with a $60,800,000 loan we obtained from Pacific Life Insurance Company on February 20, 2009 secured by the Marriott Crystal Gateway hotel. First Fidelity paid $100,000 of the success fee to Mr. Murphy, as additional compensation. The Marriott Crystal Gateway loan accrues interest at LIBOR plus 4.0% and no principal payments are due until maturity, on February 20, 2012. As of April 15, 2009, the outstanding principal balance for this loan remains $60,800,000, and we have made $302,507 in interest payments since the inception of the loan in February 2009.

Because we could be subject to various conflicts of interest arising from our relationship with Remington Holdings, the Remington Managers and other parties, to mitigate any potential conflicts of interest, our charter contains a requirement that any transaction or agreement involving us, our wholly-owned subsidiaries or our operating partnership and a director or officer of an affiliate of any director or officer will require the approval of a majority of the disinterested directors. Additionally, our board of directors has adopted a policy that requires all management decisions related to the management agreements with the Remington Managers to be approved by a majority of the independent directors, except as specifically provided otherwise in the management agreement. Further, our board of directors has also adopted our Code of Business Ethics and Conduct, which includes a policy for review of transactions involving related persons, and other potential conflicts of interest. Pursuant to the Code of Business Ethics and Conduct, non-officer employees must report any actual or potential conflict of interest involving themselves or others to their supervisor, our general counsel or our chief governance officer. Officers must make such report to our general counsel, our chief governance officer or to the chairman of our nominating/corporate governance committee. Directors must make such report to the chairman of our nominating/corporate governance committee.

PROPOSAL NUMBER TWO — RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS

We are asking our stockholders to ratify our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Ernst & Young LLP has audited our financial statements since we commenced operations in 2003. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Our audit committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. Our audit committee pre-approves all audit and non-audit services provided to us by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The audit committee has delegated pre-approval authority to its chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee approved all fees paid to Ernst & Young LLP during the past two years with no reliance placed on the de minimis exception established by the SEC for approving such services.

Services provided by Ernst & Young LLP during 2008 included the audits of (i) our annual financial statements and the financial statements of our subsidiaries, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting. Services also included the limited review of unaudited quarterly financial information; review and consultation regarding filings with the SEC and the Internal Revenue Service; assistance with management’s evaluation of internal accounting controls; and consultation on financial and tax accounting and reporting matters. During the years ended December 31, 2008 and 2007, fees incurred related to our principal accountants, Ernst & Young LLP, consisted of the following:

	Year Ended December 31,
	2008	2007

Audit Fees	$1,486,000	$1,695,000
Audit-Related Fees	221,800	545,056
Tax Fees	273,105	619,212
All Other Fees	—	—

Total	$1,980,905	$2,859,268

Our audit committee has considered all fees provided by the independent auditors to us and concluded this involvement is compatible with maintaining the auditors’ independence.

Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2009.

STOCKHOLDER PROPOSAL

We have received notice of the intention of UNITEHERE to present a separate proposal for voting at the 2009 annual meeting. UNITEHERE is a stockholder holding 318 shares of common stock, which represents 0.004% of the total shares outstanding on the record date. The text of the stockholder proposal and supporting statement appear exactly as received by us. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of UNITEHERE. The stockholder proposal contains assertions about the company that we believe are incorrect, but we have not attempted to refute all such assertions. However, the board of directors unanimously recommends a vote AGAINST the following stockholder proposal for the broader policy reasons described in the company’s statement in opposition following the stockholder proposal.

PROPOSAL NUMBER THREE — AMENDMENT TO BYLAWS

UNITEHERE has submitted the following proposal:

RESOLVED, pursuant to Maryland General Corporation Law, Section 2-109(b) and Article VI, Section 8 of the Amended and Restated Bylaws of Ashford Hospitality Trust, Inc. (the “Corporation”), that the following be added to Article III, Section 10 of the Corporation’s Bylaws:

A. The Chairman of the Board shall be a director who is independent from the Corporation.

B. For purposes of this Bylaw, “independent” has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards. If the Corporation’s common stock is listed on another exchange and not on the NYSE, such other exchange’s definition of independence shall apply.

C. The Board of Directors shall assess semi-annually whether a Chairman who was independent at the time he or she was elected is no longer independent. If the Chairman is no longer independent, the Board of Directors shall select a new Chairman who satisfies the requirements of this Bylaw within 60 days of such assessment.

D. This Bylaw shall apply prospectively, so as not to violate any contractual obligation of the Corporation in effect when this Bylaw was adopted. The Board shall terminate any such contractual obligation as soon as it has the legal right to do so.

E. Notwithstanding any other Bylaw, the Board may not amend the above without shareholder ratification.

F. Each of the above provisions is severable.

IT IS FURTHER RESOLVED that if any law bars shareholders from making the above amendments, then this resolution shall be deemed a recommendation to the Board.

Supporting Statement: Ashford Hospitality Trust made some risky bets at the height of the hotel cycle. In 2007, it acquired a 51-hotel portfolio from CNL Hotels for $2.4 billion, more than doubling our debt and issuing additional equity at $11.75 per share. Also in 2007, Ashford resumed its mezzanine lending business as the credit markets became less favorable to hotel lending.

Chairman Archie Bennett, Jr. executed a central role in both of these strategic decisions. He is neither independent of the Corporation nor its Chief Executive Officer.

Chairman Bennett earned a $300,000 salary from Ashford in 2007. He is the father of Montgomery Bennett, Ashford’s CEO. Messrs Archie and Montgomery Bennett are 100% owners of Remington Lodging, whose affiliates managed 43 of Ashford’s hotels and were paid $24 million in fees in 2007.

The Chairman also chairs the Mezzanine Loan Investment Executive Committee formed in 2007 to approve mezzanine lending by Ashford. Notes receivable have more than doubled in 2008, and at least one mezzanine loan has defaulted.

Ashford’s Board of Directors has suspended dividends on common shares, except for those required to maintain REIT status, and our shares have decline by 85% since the CNL transaction.

The job of all Boards of Directors is to exercise independent oversight of corporate management, including the Chief Executive Officer. Ashford’s Board lacks independent leadership, and we believe Ashford’s recent risk-taking argues that its Board needs more checks and balances on management to improve shareholder value through this economic crisis.

ASHFORD’S STATEMENT IN OPPOSITION TO
PROPOSAL NUMBER THREE

The board of directors believes it is in the stockholders’ best interests for the board to have the flexibility to choose the most qualified individual to serve as the company’s Chairman, whether or not that person is an independent director. Currently, Mr. Archie Bennett, Jr., serves as the Chairman of the board of directors because the board of directors believes Mr. Bennett’s more than 40 years of hospitality industry-related experience and his in-depth familiarity with the day-to-day operations of the company make him uniquely situated and best qualified to serve in such capacity. The board believes that the loss of Mr. Bennett’s valuable leadership on the board of directors would have a negative impact on the company’s operations and ultimately on the stockholders.

The board believes it has implemented a corporate governance structure that not only complies with all NYSE independence requirements, but also ensures the necessary balance of independent judgment and company- and industry-specific expertise that serves the best interests of the company’s stockholders. As discussed above under “BOARD OF DIRECTORS AND COMMITTEE MEMBERSHIP,” the board of directors is made up of a majority of independent directors; each of the audit, compensation and nominating/corporate governance committees are comprised solely of independent directors; and meetings of the non-management directors are held at least twice a year, including at least one meeting of only independent directors. The board complies with the following existing procedures to further mitigate any potential conflicts of interest, including but not limited to those arising from our relationship with Remington Hotels, LLC or affiliates (“Remington”):

•	Our charter contains a requirement that any transaction or agreement involving us, our wholly-owned subsidiaries or our operating partnership and a director or officer or an affiliate of any director or officer will require the approval of a majority of the disinterested directors.

•	Our board of directors holds at least two regularly scheduled meetings per year for the independent directors without the chairman or management present. At these meetings, the independent directors review strategic issues for consideration by the full board of directors, including future agendas, the flow of information to directors, management progression and succession, and our corporate governance guidelines. The independent directors have elected the chairman of our nominating/corporate governance committee, currently Mr. Edelman, to preside at such meetings.

•	Our board adopted a policy at the time of our initial public offering that requires all management decisions related to the management agreement with Remington be approved by a majority of the independent directors. Further, the property management fees we pay to Remington have historically averaged less per hotel than the property management fees we pay to our other property managers.

Our charter provisions, governance policies and conflicts of interest policies are designed to ensure independent director input and control over matters involving potential conflicts of interest and thereby mitigate the perceived risks associated with such transactions.

Additionally, while we have no formal policy to mandate or enforce stock ownership by our chairman, Mr. Bennett currently holds 4,730,442 shares of our common stock or securities redeemable for cash, or at our option, convertible into common stock. A significant portion of Mr. Bennett’s common stock position has been acquired through open market purchases. Mr. Bennett’s significant equity holdings in our company act to align his interests with those of our shareholders and provide him with a substantial personal incentive to make business decisions that are in the best interests of our shareholders.

A final consideration in the board’s recommendation to vote against this proposal is the existence of the non-compete agreement between the company and Mr. Bennett, as discussed above under “POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL — Chairman of our Board.” The company has entered into a contractual obligation with Mr. Bennett that provides for a payment to him of $300,000 within 30 days of the failure to elect him to serve as Chairman of the board of directors. Additionally, upon such occurrence, all restricted equity securities held by Mr. Bennett would become fully vested, even if he continues to serve as a director. Given the policies and procedures in place to mitigate risks associated with related party transactions and the contractual obligation to pay Mr. Bennett $300,000 if he is no longer serving as chairman of the board, the board of directors does not believe that the proposal to amend the bylaws of the company is in the best interest of stockholders.

We believe that the governance practices we have in place should provide our stockholders with confidence that board and committee deliberations and decisions are made with significant input from independent directors, while not giving up the advantage of having company leaders, such as Mr. Archie Bennett, who understand the company and the hospitality industry. More importantly, we believe that our governance structure and Mr. Bennett’s significant personal equity ownership in our company, allows the company to continue to benefit from our chairman’s foresight and experience on operational matters without sacrificing our commitment to shareholder interests.

For the above reasons, the board of directors unanimously recommends that the stockholders vote “AGAINST” the stockholder proposal to amend the bylaws.

OTHER PROPOSALS

The proxies intend to exercise their discretionary authority to vote on any stockholder proposals submitted at the 2009 annual meeting as permitted by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended, and not included in this proxy statement. For a stockholder proposal to be considered for inclusion in the company’s proxy statement for the 2010 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal office no later than the close of business on December 18, 2009. Such proposals also must comply with SEC regulations Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of Investor Relations at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

As to any proposal that a stockholder intends to present to stockholders other than by inclusion in our proxy statement for the 2010 annual meeting of stockholders, the proxies named in management’s proxy for that annual meeting of stockholders will be entitled to exercise their discretionary authority on that proposal unless we receive notice of the matter to be proposed no earlier than December 18, 2009 and no later than January 17, 2010. Even if the proper notice is received timely, the proxies named in management’s proxy for that annual meeting of stockholders may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC at 450 Fifth Street NW, Washington, DC 20549. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. We make available on our website at www.ahtreit.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, press releases, charters for the committees of our board of directors, our Board of Directors Guidelines, our Code of Business Conduct and Ethics, our Financial Officer Code of Conduct and other company information, including amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. Such information will also be furnished upon written request to Ashford Hospitality Trust, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.

The SEC allows us to “incorporate by reference” information into this proxy statement. That means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 31, 2008. We also incorporate by reference the information contained in all other documents we file with the SEC after the date of this proxy statement and prior to the annual meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

You should rely only on the information contained in (or incorporated by reference into) this proxy statement to vote on each of the proposals submitted for stockholder vote. We have not authorized anyone to provide you with information that is different from what is contained in (or incorporated by reference into) this proxy statement. This proxy statement is dated April 17, 2009. You should not assume that the information contained in this proxy statement is accurate as of any later.

By order of the board of directors,

David A. Brooks
Secretary

April 17, 2009

. NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 19, 2009. Vote by Internet • Log on to the Internet and go to www.investorvote.com/AHT • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR the election of the nominees. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Archie Bennett, Jr. 02 — Montgomery J. Bennett 03 — Benjamin J. Anseli, M.D. 04 — Thomas E. Callahan 05 — Martin L. Edelman 06 — W. Michael Murphy 07 — Phillip S. Payne The Board of Directors recommends a vote FOR Proposal 2. The Board of Directors recommends a vote AGAINST Proposal 3. For Against Abstain For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as our 3. To vote on a stockholder proposal to amend the bylaws to independent registered public accounting firm for the fiscal include a requirement that the chairman of the board be year ending December 31, 2009. independent, as defined in the New York Stock Exchange Listed Company Manual. 4. In the discretion of such proxies, upon such other business as may properly come before the annual meeting or any adjournment of the meeting, including any matter of which we did not receive timely notice as provided by Rule 14a-4c promulgated under the Securities Exchange Act of 1934, as amended. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: If voting by mail, please sign exactly as your name(s) appear on the above. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 0 2 1 2 8 9 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 011QYB

. Dear Stockholder: Stockholders of Ashford Hospitality Trust can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include: Direct Deposit of Dividends: To receive your dividend payments via direct deposit, please mail a copy of your voided check, along with your request to Computershare at the address referenced below. Internet Account Access Stockholders may now access their accounts on-line at www.computershare.com Among the services offered through Account Access, certificate histories can be viewed, address changes requested and tax identification numbers certified. Transfer Agent Contact Information Computershare Trust Company, N.A. Telephone Inside the USA: (877) 282-1168 P.O. Box 43069 Telephone Outside the USA: (781) 575-2723 Providence, RI 02940-3069 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Ashford Hospitality Trust, Inc. 14185 Dallas Parkway, Suite 1100 Dallas, Texas 75254 THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS Proxy for Annual Meeting of Stockholders to be held May 19, 2009 The undersigned, a stockholder of Ashford Hospitality Trust, Inc., a Maryland Corporation, hereby appoints David A. Brooks and David J. Kimichik, as proxies, each with the power of substitution to vote the shares of common stock, which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at 10:00 a.m., Dallas time, on May 19, 2009 at the Embassy Suites Hotel, 14021 Noel Road, Dallas, Texas and at any adjournment of the meeting. I hereby acknowledge receipt of the notice of annual meeting and proxy statement. This proxy when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR THE DIRECTOR NAMED HEREIN, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3, AND IN THE DISCRETION OF THE PROXYHOLDER, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT OF THE MEETING. DO NOT STAPLE OR MUTILATE PLEASE VOTE YOUR PROXY PROMPTLY AND RETURN IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.